Exhibit 10.13

EXECUTION VERSION

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION AND EXIT TERM LOAN CREDIT AGREEMENT

dated as of

May 22, 2012

among

HMH HOLDINGS (DELAWARE), INC., as Holdings

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.,

HMH PUBLISHERS LLC, and

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, as Borrowers,

THE SUBSIDIARY GUARANTORS AND LENDERS PARTY HERETO

and

CITIBANK, N.A.

as Administrative Agent

and

CITIBANK, N.A.

as Collateral Agent

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arranger and Bookrunner

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-ii-

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SCHEDULES

Schedule 1.01(a)	-	Mortgaged Property
Schedule 1.01(b)	-	Permitted Investments
Schedule 1.01(c)	-	Ad Hoc Creditors’ Committee
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters

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Schedule 3.18	-	Insurance
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 5.14	-	Post-Closing Deliveries
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Term Loan/Revolving Facility Intercreditor Agreement
Exhibit F	-	Form of Mortgage
Exhibit G-1	-	Form of Interim Order
Exhibit G-2	-	Form of Approved Plan of Reorganization
Exhibit H	-	Form of Plan Support Agreements
Exhibit I	-	[RESERVED]
Exhibit J	-	Form of Incremental Facility Joinder Agreement
Exhibit K	-	Forms of U.S. Tax Compliance Certificate

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SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION AND EXIT TERM LOAN CREDIT AGREEMENT dated as of May 22, 2012, among HMH Holdings (Delaware), Inc., a company organized under the laws of the State of Delaware (“HMH Holdings” or “Holdings”), HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC., a corporation organized under the laws of the State of Delaware (“HMHP”), HMH PUBLISHERS LLC, a limited liability company organized under the laws of the State of Delaware (“Publishers”), HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, a corporation organized under the laws of the Commonwealth of Massachusetts (“HMCo”, and together with HMHP and Publishers, and together with any of their successors pursuant to the Approved Plan of Reorganization (as defined in Article I), collectively, the “Borrowers” and each a “Borrower”), the Subsidiary Guarantors (as defined in Article I), each of which is a debtor and debtor-in-possession (each, a “Debtor”) in the Chapter 11 Cases (as hereinafter defined), the Lenders (as defined in Article I), CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and CITIBANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENTS

(1) On May 21, 2012 (the “Petition Date”), each of the Debtors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for relief, and commenced proceedings (the “Chapter 11 Cases”) under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(2) In connection with the Chapter 11 Cases, the Borrowers, HMH Holdings and the Subsidiary Guarantors have requested that the Lenders provide them with a senior secured debtor-in-possession and exit term loan credit facility in an aggregate principal amount not to exceed $250,000,000. The Lenders are willing to extend such credit under such facility to the Borrowers on the terms and subject to the conditions set forth herein.

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Affiliate” shall mean an Affiliate of a Loan Party that is merged into, acquired by, or that sells assets to, a Loan Party, which Affiliate is not a Loan Party prior to such merger, acquisition or sale.

“Acquired Entity” shall have the meaning assigned thereto in the definition of “Permitted Acquisition”.

“Activities” shall have the meaning set forth in Section 8.02(b).

“Ad Hoc Creditors’ Committee” shall mean the ad hoc committee set forth in Schedule 1.01(c).

“Adequate Protection Parties” shall mean the Prepetition Agents and the Prepetition Secured Parties.

“Adequate Protection Payments” shall have the meaning specified in Section 3.13.

“Adjusted LIBO Rate” shall mean, for any Interest Period, an interest rate per annum equal to the higher of (a) the product of (i) the LIBO Rate in respect of U.S. Dollars for the applicable Class of Loans for such Interest Period multiplied by (ii) Statutory Reserves and (b) 1.50%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Agent’s Group” shall have the meaning set forth in Section 8.02(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) 1% plus the Adjusted LIBO Rate for a one-month Interest Period commencing two Business Days after such day, as determined on such day and (b) the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b)(ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Adjusted LIBO Rate, Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Adjusted LIBO Rate, Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, (a) in the case of ABR Loans, 5.25% per annum and (b) in the case of Eurocurrency Loans, 6.25% per annum.

“Applicable Prepayment Percentage” shall mean:

(a) in respect of any Prepayment Event that is an Asset Sale, 100%;

(b) in respect of any Prepayment Event that is a Debt Incurrence, 100%; or

(c) in respect of any prepayment based on Excess Cash Flow for any fiscal year, 50%.

“Approved Plan of Reorganization” shall mean the plan of reorganization substantially in the form of Exhibit G-2, and modifications or supplements with respect thereto, other than any modification or supplement that (a) alters the debt capital structure of the Loan Parties, (b) allows for the incurrence of material Indebtedness upon the effective date of the Approved Plan of Reorganization not otherwise contemplated under the Approved Plan of Reorganization (without giving effect to any such modification or supplement), (c) changes the priority of any Indebtedness from that set forth in the Approved Plan of Reorganization (without giving effect to any such modification or supplement) or (d) is otherwise materially adverse to the Lenders.

“Arranger” shall mean Citigroup Global Markets Inc.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings or any of the Restricted Subsidiaries of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings or any of the Restricted Subsidiaries, other than (i) inventory, damaged, obsolete or worn out assets, and scrap, in each case disposed of in the ordinary course of business, and dispositions of Permitted Investments, (ii) sales, transfers and other dispositions between or among Restricted Subsidiaries, (iii) sales, transfers and other dispositions the aggregate Net Cash Proceeds of which are less than $7,500,000 with respect to any transaction or series of related transactions and less than $17,500,000 in the aggregate during any fiscal year and (iv) sales and dispositions pursuant to Section 6.05(g).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Availability” shall have the meaning set forth in the Revolving Credit Agreement.

“Bankruptcy Claim” shall have the meaning assigned to such term in Section 9.04(k).

“Bankruptcy Code” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Bankruptcy Court” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrower Group” shall have the meaning assigned to such term in Section 9.18.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Agent” shall have the meaning assigned to such term in Section 9.19.

“Borrowing Minimum” shall mean $1,000,000.

“Borrowing Multiple” shall mean $500,000.

“Borrowing Request” shall mean a request by a Borrower (or the Borrowing Agent on behalf of a Borrower) in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Budget” shall have the meaning assigned to such term in Section 5.04(d).

“Budget Variance Report” shall mean a report, in each case certified by a Responsible Officer of the Borrowing Agent, in form reasonably satisfactory to the Administrative Agent, delivered in accordance with Section 5.04(l), showing actual net cash flow, cash receipts and disbursements and the aggregate maximum amount of utilization of the Commitments for each such week as of the end of the week immediately preceding the week during which such Budget Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the most recent Thirteen Week Forecast.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings and its consolidated Restricted Subsidiaries during such period. Notwithstanding the foregoing, Capital Expenditures shall not include (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time as the proceeds of such disposition, (b) the purchase of plant, property or equipment made within the Reinvestment Period in respect of any Asset Sale to the extent made with the Net Cash Proceeds of such Asset Sale, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Holdings and the Restricted Subsidiaries within 365 days of receipt of such proceeds, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Restricted Subsidiary thereof) and for which neither Holdings nor any Restricted Subsidiary thereof has provided, or is required to provide or incur, any consideration or obligation to such third party or any other person (whether before, during or after such period), (f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (g) expenditures that constitute Permitted Acquisitions. For the avoidance of doubt, Capital Expenditure will be deemed to include the capitalized portion of pre-publication and pre-production costs.

“Capital Lease” shall mean, as applied to any person, any lease of any property (whether real, personal or mixed) by such person as lessee, that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such person.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” shall mean (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States trustee pursuant to 28 U.S.C. § 1930(a), (b) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an aggregate amount not exceeding $250,000 and (c) any and all allowed and unpaid claims of any professional representing the Debtors or any statutory committee of creditors appointed in the Chapter 11 Cases (each, a “Creditors’ Committee”) whose retention is approved by the Bankruptcy Court during the Chapter 11 Cases pursuant to section 327 or section 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out of pocket expenses allowed by the Bankruptcy Court incurred by any members of a Creditors’ Committee (but excluding fees and expenses of third party professionals employed by such members of any Creditors’ Committee)) incurred, subject to the terms of the DIP Orders, (i) prior to the occurrence of an Event of Default and (ii) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding $5,000,000, provided that (x) so long as no Carve-Out Event has occurred and is continuing, the allowed professional fees and disbursements incurred by professional persons employed by the Debtors or any Creditors’ Committee (including any fees and expenses of the members of any such Creditors’ Committee) may be paid without reducing the dollar limitation under clause (c) above to the extent reasonable and documented and subject to the entry of a customary order of the Bankruptcy Court, allowing for the interim payment of such amounts, and subject further to the Bankruptcy Court’s final approval of such professional fees and disbursements, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (i) and (ii) above and (z) cash shall not be subject to the Carve-Out. For the avoidance of doubt and notwithstanding anything to the contrary in the Loan Documents or elsewhere, the Carve-Out shall be senior to all Liens securing the obligations under the Loan Documents and the Term Loan Agreement and related loan documents as well as any adequate protection Liens and claims granted by the DIP Orders.

“Carve-Out Event” shall mean a Default, (a) notice of which shall have been given by the Administrative Agent to the Borrowers or (b) in respect of which a Borrower shall have knowledge of such Default and fail to provide notice to the Administrative Agent within five Business Days of obtaining such knowledge.

“Change of Control” shall mean the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrowers and HMH Holdings and their Subsidiaries, taken as a whole, to any Person other than to one or more Loan Parties or a Permitted Holder;

(b) the consummation of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of a Borrower or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of a Borrower; or

(c) any Borrower ceases to be a wholly owned Subsidiary of HMH Holdings (except in a transaction permitted under Section 6.05).

For avoidance of doubt, no Change of Control shall be deemed to have occurred solely by virtue of the consummation of the transactions contemplated by the Approved Plan of Reorganization.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender(or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto, and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), shall in each case be deemed to be a “Change in Law”, regardless of the date adopted or enacted.

“Chapter 11 Case” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a Term Loan or New Term Loan and (b) when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the first date on which all the conditions precedent in Section 4.01 are satisfied (or waived pursuant to Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and any other assets or property pledged or on which a Lien is granted pursuant to any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and New Term Loan Commitment.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(c).

“Confirmation Order” shall have the meaning assigned to such term in Section 4.04(c).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus: (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) consolidated interest expense for such period; (ii) provisions for taxes based on income, profits or losses (determined on a consolidated basis) during such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) any extraordinary losses for such period; (v) any fees, expenses or charges for such period related to any equity offering, Investment, acquisition permitted hereunder, permitted disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, deducted in computing Consolidated Net Income for such period; provided that the aggregate amount of such costs added back to Consolidated EBITDA shall not exceed $5,000,000 for any period of four consecutive quarters; (vi) any non-cash charges for such period (for the avoidance of doubt, including, but not limited to, purchase accounting adjustments, assets impairments and equity compensation charges); (vii) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, and severance and other separation costs and post-retirement medical expenses in an aggregate amount not to exceed $10,000,000 for any period of four consecutive fiscal quarters; (viii) to the extent deducted from Consolidated Net Income for such period, cash fees, costs, expenses, commissions or other cash charges paid on or before December 31, 2012 in connection with this Agreement, the Revolving Credit Agreement, the Chapter 11 Cases, the Approved Plan of Reorganization and the transactions contemplated by the foregoing, including in connection with the termination or settlement of executory contracts, professional and accounting fees, costs and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court), and litigation and settlements (but excluding interest and fees accruing after the Closing Date hereunder), in an aggregate amount for all such periods not in excess of $40,000,000; (ix) other non-recurring charges for such period in an aggregate amount not to exceed $5,000,000 for any period of four consecutive fiscal quarters (for the avoidance of doubt, including, but not limited to, acquisition related expenses, whether or not the acquisition was consummated); and (x) deferred financing fees (and any write-offs thereof); provided that to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any non-cash charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income: (i) any extraordinary gains for such period; and (ii) any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), in each case of clauses (a) and (b), all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of: (A) the cumulative effect of any changes in GAAP or accounting principles applied by management; (B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by Holdings or any of the Restricted

Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business; (C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable; (D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations; (E) any re-evaluation of any assets or any liabilities due to “fresh-start” accounting adjustments resulting from the Borrower’s emergence from the Chapter 11 Cases; and (F) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. For purposes of determining the Interest Coverage Ratio and the Leverage Ratio, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended June 30, 2011, $65,081,000, (ii) for the fiscal quarter ended September 30, 2011, $248,987,000 and (iii) for the fiscal quarter ended December 31, 2011, ($27,042,000); and the following amounts for the months specified: (A) April 2011, ($1,053,000), (B) May 2011, $14,560,000, (C) June 2011, $51,576,000, (D) July 2011, $90,012,000, (E) August 2011 $107,242,000, (F) September 2011, $51,733,000, (G) October 2011, ($1,084,000), (H) November 2011, ($5,016,000), (I) December 2011, ($20,942,000), (J) January 2012, ($21,321,000), and (K) February 2012, ($14,866,000).

“Consolidated Interest Expense” shall mean, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings and its Restricted Subsidiaries for such period (net of cash interest income of Holdings and the Restricted Subsidiaries for such period), determined on a consolidated basis in accordance with GAAP plus (ii) any interest accrued during such period in respect of Indebtedness of Holdings or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in the amount determined pursuant to clause (a) above for such period, the sum of (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) non-cash adjustments attributed to the effects of recording debt at fair value. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Restricted Subsidiary with respect to interest rate Hedging Agreements and without giving effect to the movement of mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to GAAP (for the avoidance of doubt, up-front payments made to enter into Hedging Agreements to provide interest rate protection will be spread over the period of the protection provided thereunder).

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication, there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or the date that such person’s assets are acquired by Holdings or any Restricted Subsidiary, (c) the income of any person in which any other person (other than Holdings or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a wholly owned Restricted Subsidiary by such person during such period, (d) any net after-tax gains or losses attributable to sales of assets out of the ordinary course of business (determined in good faith by the Borrowers), (e) any net after-tax extraordinary gains or extraordinary losses, (f) the cumulative effect of a change in accounting principles that occurs after the Closing Date, (g) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations, (h) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments, (i) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date, (j) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries, (k) any accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP and (l) to the extent covered by insurance and actually reimbursed, or, so long as there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days, and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (l).

“Consolidated Working Capital” shall mean, at any date, (a) the Current Assets minus (b) the Current Liabilities as of such date. Consolidated Working Capital at any time may be a positive or negative number. Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Creditors’ Committee” shall have the meaning assigned to such term in the definition of “Carve-Out”.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Holdings and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Subsidiaries at such time, but excluding, the current portion of any long-term Indebtedness.

“Debt Incurrence” shall mean any issuance or incurrence by Holdings or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Debtor” shall have the meaning assigned to such term in the preliminary statements to this Agreement.

“Debt Service” shall mean, with respect to Holdings and the Subsidiaries, on a consolidated basis for any fiscal year, Consolidated Interest Expense for such fiscal year plus the aggregate principal amount of Long-Term Indebtedness repaid or prepaid during such fiscal year, excluding (i) prepayments of the Term Loan, (whether optional or mandatory) and (ii) repayments or prepayments of Long-Term Indebtedness deducted in calculating the amount of Net Cash Proceeds in connection with any Asset Sale.

“Default” shall mean any Event of Default or any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.25(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Designated Amount” shall have the meaning assigned to such term in Section 8.11(a).

“DIP Budget” shall mean, collectively, (a) the consolidated budget for Holdings and its Subsidiaries for the period from May 1, 2012 through December 31, 2012 (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of such period, and the consolidated statements of projected cash flow, projected changes in financial position and projected income for such period) delivered by the Borrowing Agent to the Administrative Agent prior to the Closing Date and (b) each of the updated budgets containing the same types of information described in clause (a) and, delivered pursuant to Section 5.04(l) for each subsequent month (showing, for the month most recently ended, the variance of the actual amounts in each line item from the corresponding budgeted amounts set forth in the DIP Budget last delivered to the Administrative Agent, and for the subsequent months, the updated amounts therefor).

“DIP Facility” shall mean, prior to the Exit Facility Conversion Date, the term loan facility provided by the Lenders pursuant to this Agreement.

“DIP Facility Maturity Date” shall mean the earlier of (a) the date that is 18 months following the Petition Date, and (b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court.

“DIP Orders” shall mean the Interim Order and the Final Order.

“DIP Permitted Liens” shall have the meaning specified in Section 2.26(a)(iii).

“Disclosure Statement” shall mean, with respect to the Approved Plan of Reorganization, a related disclosure statement in form and substance reasonably satisfactory to Administrative Agent, together with any amendments, supplements or other modifications thereto that are consistent with any permitted modifications to the Approved Plan of Reorganization or otherwise reasonably acceptable to Administrative Agent.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date (as determined at the time of incurrence or issuance), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date (as determined at the time of incurrence or issuance).

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund, financial institution or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans in the ordinary course; provided that no natural person and none of the Borrowers shall be an Eligible Assignee.

“Employee Equity Sales” shall mean the issuance or sale of Equity Interests of Holdings after the Closing Date to any present or former officer or employee of Holdings or any Restricted Subsidiary.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” shall mean all applicable former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials Released into the environment, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure Contribution” shall have the meaning set forth in Section 6.11.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of a Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by a Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by a Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, is in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Restricted Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to any Plan, Multiemployer Plan or Foreign Pension Plan that could result in the imposition of a Lien or the acceleration of any statutory obligation to fund any material unfunded accrued benefit liability of such Plan, Multiemployer Plan or Foreign Pension Plan.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any fiscal year, Consolidated EBITDA for such fiscal year, minus (to the extent not otherwise deducted in determining Consolidated EBITDA) without duplication, (a) Debt Service for such fiscal year, (b)(i) Capital Expenditures by Holdings and the Subsidiaries on a consolidated basis during such fiscal year that are paid in cash and (ii) the aggregate consideration paid in cash during such fiscal year in respect of Permitted Acquisitions and other Investments permitted hereunder (other than Permitted Investments, Investments in a

Subsidiary and Investments permitted by clause (d), (f), (i), (j) or (k) of Section 6.04) less any amounts received in respect thereof as a return of capital, (c) taxes paid in cash by Holdings and the Subsidiaries on a consolidated basis during such fiscal year including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving its Foreign Subsidiaries, (d) an amount equal to any increase in Consolidated Working Capital of Holdings and the Subsidiaries for such fiscal year, (e) cash expenditures made in respect of Hedging Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Interest Expense, (f) Restricted Payments paid in cash by Holdings during such fiscal year pursuant to clause (i) of Section 6.06(a), (g)(i) special charges or any extraordinary or nonrecurring losses paid in cash during such fiscal year, (ii) severance and other separation costs and any post-retirement medical expenses, (iii) costs associated with facility closures or vacancies for such fiscal year and (iv) payments made in cash in respect of pension plans of Holdings and its Subsidiaries and (h) items described in clauses (a)(v), (vi), (vii), (viii) and (ix) of the definition of “Consolidated EBITDA” to the extent included in the calculation of Consolidated EBITDA for such fiscal year and to the extent paid in cash during such fiscal year; plus, without duplication, (1) an amount equal to any decrease in Consolidated Working Capital for such fiscal year, (2) all proceeds received during such fiscal year in respect of Long-Term Indebtedness, and any financing of any type (including from the reinvestment of proceeds of Asset Sales), in each case to the extent used to finance any Debt Service, Capital Expenditure, Permitted Acquisitions or Investment referred to in clauses (a) through (g) above, (3) all amounts referred to in clause (b) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings, (4) cash payments received in respect of Hedging Agreements during such fiscal year to the extent (A) not included in the computation of Consolidated EBITDA or (B) reducing Consolidated Interest Expense, (5) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (other than in connection with a Prepayment Event), and (6) to the extent deducted in the computation of Consolidated EBITDA, interest income.

“Excess Cash Flow Period” shall mean, at any date, (i) the period taken as one accounting period beginning on January 1, 2013 and ending on December 31, 2013 and (ii) each fiscal year of Holdings thereafter.

“Excluded Accounts” shall mean (a) payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, customs accounts, cash collateral accounts subject to Liens permitted under the Loan Documents and accounts held by non-Loan Parties and (b) such other deposit accounts and other bank or securities accounts held by Loan Parties the balance of all of which is less than $7,000,000 in the aggregate at any time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income, franchise or other similar taxes imposed on (or measured by) its net income (or its gross income in lieu thereof) (i) by the United States of America, (ii) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (iii) as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Sections 2.20(f) and (g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.20(a) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Exit Facility” shall mean, on or after the Exit Facility Conversion Date, the term loan facility provided by the Lenders pursuant to this Agreement.

“Exit Facility Conversion” shall have the meaning assigned to such term in Section 4.03.

“Exit Facility Conversion Date” shall mean the date on which the Approved Plan of Reorganization shall become effective, the Exit Facility Option shall be exercised and each of the conditions precedent set forth in Section 4.04 shall be satisfied or waived pursuant to Section 9.08.

“Exit Facility Option” shall have the meaning assigned to such term in Section 4.03.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean with respect to any Agent, the applicable fee letter then in effect between such Agent and Holdings.

“Fees” shall mean the Administrative Agent Fees and the Other Fees.

“Final Order” shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory in form and substance to the Administrative Agent, which order shall authorize on a final basis this Agreement, the other Loan Documents, the Revolving Credit Agreement and the other “Loan Documents” defined therein.

“Financial Covenants” shall mean, at any time (a) prior to the Exit Facility Conversion Date, the covenant contained in Section 6.10 and (b) on or after the Exit Facility Conversion Date, the covenants contained in Section 6.11.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed by the Debtors on or about the Petition Date.

“Fitch” shall mean Fitch, Inc., or any successor thereto.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $2,500,000 by Holdings or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any of the Restricted Subsidiaries, or the imposition on Holdings or any of the Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $2,500,000.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any defined benefit pension plan maintained outside the jurisdiction of the United States that is maintained or contributed to by Holdings, any Restricted Subsidiary or any ERISA Affiliate and that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles. References to GAAP shall mean GAAP in the United States, unless otherwise expressly provided.

“Global Scholar Business” shall mean the computer software suite of products known as Pinnacle owned by GlobalScholar, Inc. and its Affiliates.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Term Facility Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent.

“Guarantors” shall mean HMH Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Restricted Subsidiaries or any of their Affiliates shall be a Hedging Agreement.

“HMCo” shall have the meaning assigned to such term in the preamble to this Agreement.

“HMH Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Incremental Facility Joinder Agreement” shall mean an agreement substantially in the form of Exhibit J, among the Loan Parties, the Administrative Agent and any existing Lender or one or more New Term Loan Lenders in respect of any New Term Loan Commitment.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding earnouts (unless such earnout is not paid after it becomes due and payable in accordance with the terms thereof), trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person (including contingent obligations) as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances and (j) all net payments that such person would have to make in the event of any early termination, on the date Indebtedness is being determined, in respect of outstanding Hedging Agreements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such partnership, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing, Indebtedness will be deemed not to include obligations under, or in respect of Qualified Capital Stock.

“Indemnified Costs” shall have the meaning set forth in Section 8.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not described in (a), Other Taxes.

“Initial Public Offering” shall mean a bona fide underwritten initial public offering of voting common Equity Interests of the IPO Issuer at any time after the Exit Facility Conversion Date yielding at least $50,000,000 pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Consolidated Interest Expense for such period of four consecutive fiscal quarters; provided, that for purpose of determining the amount in clause (b) as of any date on or prior to the first anniversary of the Exit Facility Conversion Date, such amount shall be calculated for the period from the Exit Facility Conversion Date to such date divided by the number of days in such period and multiplied by 365. In any period of four consecutive fiscal quarters in which a transaction described in Section 1.03(a) occurs, the Interest Coverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03(a).

“Intercreditor Agreement” shall mean the Term Loan/Revolving Facility Intercreditor Agreement or the Second Lien Intercreditor Agreement, as the context requires.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month, commencing with the last Business Day of June 2012, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, if made available by all participating Lenders, 9 or 12 months), as a Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the last month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” shall have the meaning assigned to such term in Section 4.01(e).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Investors” shall mean (a) prior to the Exit Facility Conversion Date, (i) each of Paulson & Co. Inc., Avenue Investments, LP, Guggenheim Investment Management LLC, Blackrock Financial Management, Inc., Lehman Commercial Paper Inc. and Fidelity Investments and (ii) any non-operating company Affiliate of any of the foregoing (including without limitation, any investment fund or other similar entity managed by any of the foregoing or any Affiliate thereof) and (b) on and after the Exit Facility Conversion Date, (i) the holders of the Equity Interests of Holdings as of the Exit Facility Conversion Date, as set forth in the Approved Plan of Reorganization, and (ii) any non-operating company Affiliate of any such holder (including without limitation, any investment fund or other similar entity managed by any of the foregoing or any Affiliate thereof).

“IPO Issuer” shall mean Holdings or any corporation or other legal entity that, at the time of the relevant Initial Public Offering, owns, directly or indirectly, 100% of the outstanding Equity Interests of Holdings.

“IRS” shall mean the Internal Revenue Service of the United States.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such date.

“Lender Appointment Period” shall have the meaning set forth in Section 8.07.

“Lenders” shall mean Term Lenders and any New Term Loan Lenders, if any.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a transaction described 1.03(a) occurs, the Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03(a).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen Libor01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered U.S. Dollar deposits in the approximate amount of the applicable Eurocurrency Borrowing at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“License” shall mean any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral or any other conduct of its business.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, for any date of determination, the sum of the Availability under the Revolving Credit Agreement on such date plus the total amount of Unrestricted Domestic Cash and Cash Equivalents at the close of business on the immediately preceding Business Day.

“Loan Document Obligations” shall mean the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, examination, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations of the Borrowers to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, examination, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (iii) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, and (iv) the due and punctual payment and performance of all the obligations of each Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Security Documents, the Incremental Facility Joinder Agreements, if any, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and the Fee Letter.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Term Loan and any New Term Loans, if any.

“Local Time” shall mean with respect to a Loan or Borrowing, New York City time.

“Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, properties, results of operations or financial condition of Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document; other than, in each case, as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, including, without limitation, the events leading to the Chapter 11 Cases described in the Borrowers’ presentation to the Lenders dated May 2012.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings or any Restricted Subsidiary in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any

Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Litigation” shall mean any action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” shall mean any parcel of owned real property with a fair market value of at least $5,000,000.

“Material Subsidiary” shall mean each Subsidiary of Holdings that, for the most recently completed fiscal year of Holdings for which audited financial statements are available, either (a) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the consolidated statement of financial condition of Holdings as of the last day of such period or (b) has, together with its Subsidiaries, net sales that exceed 5% of the consolidated net sales of Holdings for such period.

“Milestones” or “Milestone” shall have the meaning assigned to such term in Section 5.16.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the relevant Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, charges, deeds of trust, assignments of leases and rents, modifications and other security documents delivered to the Collateral Agent, substantially in the form of Exhibit F (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel in order to account for local law matters) and otherwise pursuant to this Agreement each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is maintained or contributed to by Holdings, any Restricted Subsidiary or any ERISA Affiliate.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than the Obligations, or any such Indebtedness assumed by the purchaser of such asset) and (b) with respect to any issuance or incurrence of Indebtedness or other event, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“New Term Loan Commitment” shall mean, with respect to each New Term Loan Lender, any Term Loan Commitment provided by such New Term Loan Lender pursuant to Section 2.24, or in the Assignment and Acceptance pursuant to which such Lender assumed its New Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such New Term Loan Lender pursuant to Section 9.04.

“New Term Loan Date” shall have the meaning assigned to such term in Section 2.24(a).

“New Term Loan Lender” shall mean a Lender with a New Term Loan Commitment.

“New Term Loans” shall mean the term loans made by the New Term Loan Lenders to the Borrowers pursuant to Section 2.24.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Not for Profit Subsidiaries” shall mean, collectively, Foundation for Marine Animal Husbandry, Inc., a corporation organized under the laws of the State of Florida and Houghton Mifflin Harcourt Foundation, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts.

“Obligations” shall mean (a) the Loan Document Obligations and (b) the Other Secured Obligations.

“OID” shall mean shall mean original issue discount, as defined in Section 1273 of the Code.

“Other Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Other Pari Passu Secured Obligations” shall mean Other Secured Obligations designated as Other Pari Passu Secured Obligations in accordance with Section 8.11.

“Other Secured Agreement” shall mean, to the extent designated as such by the Borrowers and each applicable Other Secured Party in writing to the Administrative Agent from time to time in accordance with Section 8.11, any agreement evidencing obligations owing by any Loan Party under (a) any Hedging Agreement entered into by Holdings or any of its Subsidiaries after the Petition Date with any Person that at the time of entering into such

Hedging Agreement is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent or (b) any cash management services arrangement entered into by Holdings or any of its Subsidiaries after the Petition Date with any Person that at the time of entering into such arrangement is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent.

“Other Secured Obligations” shall mean the due and punctual payment and performance of all obligations of each Loan Party under each Other Secured Agreement designated as such in accordance with Section 8.11.

“Other Secured Party” shall mean a Person that (a) is a party to an Other Secured Agreement and (b) at the time of entering into such Other Secured Agreement, is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, performance, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Patents” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a Perfection Certificate substantially in the form of Exhibit G to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall mean the acquisition by Holdings or any Restricted Subsidiary of all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (a) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any Restricted Subsidiary; (b) the Acquired Entity shall be in a similar line of business as that of Holdings and the Restricted Subsidiaries or reasonably related thereto; (c) at the time of such transaction, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; (d) (i) at the time of such transaction, on a pro forma basis, the Borrowers would be in compliance with the Financial Covenants; and (ii) after giving effect to such acquisition, on a pro forma basis, the Liquidity of Holdings and its Restricted Subsidiaries on a consolidated basis shall be at least $250,000,000; (e) Holdings shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent; and (f) all persons which are Domestic Subsidiaries in which Holdings or any Restricted Subsidiary shall hold any Investment as a result of such acquisition shall become a Subsidiary Guarantor and shall comply with the applicable provisions of Section 5.12 and the Security Documents.

“Permitted Holders” shall mean (a) each of the Investors, (b) members of management of a Borrower, HMH Holdings, a Subsidiary or any direct or indirect parent entity of the foregoing on the Closing Date who are holders of Equity Interests of HMH Holdings (or any of its direct or indirect parent companies) and (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management and their Permitted Holder Related Parties, collectively, have beneficial ownership of more than 50% of the total voting power of the voting stock of HMH Holdings or any of its direct or indirect parent companies.

“Permitted Holder Related Party” shall mean, with respect to any Person, (i) any spouse, descendent or immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (ii) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more of the applicable Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i), or (iii) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (ii), acting solely in such capacity.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments by Holdings and Foreign Subsidiaries in currencies other than U.S. Dollars and of a type listed on Schedule 1.01(b).

“Permitted Prior Liens” shall have the meaning specified in Section 2.26(a)(iii).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (other than any Indebtedness incurred under this Agreement) of a Restricted Subsidiary, issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness of such Restricted Subsidiary (including all or a portion of any Indebtedness incurred under this Agreement) that is permitted by this Agreement to be Refinanced; provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any related fees, commissions and expenses, unpaid accrued interest and premium thereon and underwriting discounts and defeasance costs),

(ii) except with respect to Section 6.01(k),the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to (and the maturity of such Permitted Refinancing Indebtedness is no earlier than) that of the Indebtedness being Refinanced,

(iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced,

(iv) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced, unless such new obligors are Loan Parties and no Permitted Refinancing Indebtedness shall have greater guarantees than the Indebtedness being Refinanced,

(v) the terms and covenants of such Permitted Indebtedness taken as a whole shall not be more restrictive in any material respect than the terms and covenants of the Indebtedness being Refinanced taken as a whole,

(vi) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured only by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

provided, further, that with respect to a Refinancing of Indebtedness permitted under Section 6.01(g), such Refinancing shall be in compliance with the Term Loan/Revolving Facility Intercreditor Agreement.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness (a) the principal amount of which is not by its terms required to be repaid, prepaid, redeemed, repurchased or defeased, in whole or in part, at the option of any holder thereof or otherwise, on any date prior to the date that is six months after the Latest Maturity Date (determined as of the time of incurrence) (except (i) upon the occurrence of an event of default or a change in control or similar event or (ii) pursuant to provisions requiring the issuer thereof to prepay or redeem, or offer to prepay or redeem, such Indebtedness with the proceeds of asset sales or other dispositions or the incurrence of Indebtedness or issuance of Equity Interests; provided, that such provisions do not require any such prepayment, redemption or offer to prepay or redeem if such proceeds have been applied, inter alia, to reduce the outstanding Loans and Revolving Credit Commitments), (b) that is not Guaranteed by Holdings or any Restricted Subsidiary unless (i) in the case of a Restricted Subsidiary, such Restricted Subsidiary is a Borrower or a Subsidiary Guarantor, (ii) the Guarantee is unsecured and subordinated in right of payment to its corresponding Guarantee of the Obligations under the applicable Security Document on terms no less favorable to the Lenders than subordination provisions which are customary at the time for Guarantees of subordinated debt securities issued in the capital markets by issuers of comparable creditworthiness and (iii) such Guarantee provides for the release and termination thereof, without action by any party, upon any release and termination of the corresponding Guarantee of the Obligations, (c) that is fully subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than subordination provisions which are customary at the time for subordinated debt securities issued in the capital markets by issuers of comparable creditworthiness and (d) the other terms of which are customary at the time for debt securities issued in the capital markets by issuers of comparable creditworthiness.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Support Agreements” shall mean one or more plan support agreements in substantially the form of Exhibit H, executed and delivered by members of the Ad Hoc Creditors’ Committee, as such agreements may be amended, supplemented or otherwise modified from time to time, other than in a manner that materially adversely affects the interests, rights or remedies of any of the Administrative Agent, the Arranger and the Lenders.

“Prepayment Event” shall mean (a) each Asset Sale and (b) each Debt Incurrence.

“Prepetition Agents” shall mean (a) the administrative agent and collateral agent under the Prepetition Credit Agreement and (b) the trustee and collateral agent under the Prepetition Notes Indenture.

“Prepetition Collateral” shall mean the Loan Parties’ assets securing Indebtedness under the Prepetition Documents.

“Prepetition Credit Agreement” shall mean the First Lien Credit Agreement dated as of December 12, 2007, among HMH Holdings, HMH Publishing Company, the Borrowers, the lenders and other Persons party thereto, Citibank, N.A., as administrative agent and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

“Prepetition Documents” shall mean (a) the Prepetition Credit Agreement and the “Loan Documents” under and as defined therein and (b) the Prepetition Notes, the Prepetition Notes Indenture and the “First Lien Documents” under and as defined therein.

“Prepetition Indebtedness” shall mean the Indebtedness of the Loan Parties outstanding immediately prior to the Petition Date, including (a) Indebtedness under the Prepetition Receivables Facility, (b) Indebtedness under the Prepetition Credit Agreement in an aggregate principal amount of not more than $2,806,566,304 and (c) the Prepetition Notes.

“Prepetition LC Facility” shall mean the $50,000,000 cash-collateralized letter of credit facility dated as of October 26, 2010 between HMHP and Wells Fargo Bank, National Association.

“Prepetition Notes” shall mean up to $300,000,000 aggregate principal amount of 10 1⁄2% First Lien Notes due 2019 issued by HMHP and HMCo on May 26, 2011 pursuant to the Prepetition Notes Indenture.

“Prepetition Notes Indenture” shall mean the Indenture dated as of May 26, 2011 among HMHP, HMCo, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee and collateral agent.

“Prepetition Receivables Facility” shall mean the receivables facility governed by the Receivables Funding and Administration Agreement dated as of August 4, 2010 among HM Receivables Co. II, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Prepetition Secured Parties” shall mean (a) the “Secured Parties” under and as defined in the Prepetition Credit Agreement and (b) the “First Lien Secured Parties” under and as defined in the Prepetition Notes Indenture.

“Prepayment Event” shall mean (a) each Asset Sale and (b) each Debt Incurrence.

“Preferred Stock” shall mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest announced publicly by Citibank, N.A. in New York, from time to time, as Citibank N.A.’s prime rate.

“Pro Rata Percentage” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction (i) the numerator of which is the aggregate amount Loans and Commitments of such Lender outstanding at such time and (ii) the denominator of which is the aggregate amount of Loans and Commitments of all Lenders outstanding at such time.

“Publishers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Rate” shall have the meaning assigned thereto in the definition of “Type”.

“Refinance” shall have the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.

“Refinancing Debt” shall have the meaning assigned to such term in Section 2.23.

“Refinancing Facility” shall have the meaning assigned to such term in Section 2.23

“Refinancing Notes” shall have the meaning assigned to such term in Section 2.23

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall have the meaning assigned to such term in Section 2.13(c).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, partners, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Repricing Event” means (i) any prepayment or repayment of any Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of term loans bearing a Yield that is less than the Yield applicable to the Loans or (ii) any amendment to any Loan Document that reduces the Yield applicable to any Loans (in each case, as such comparative yields are reasonably determined by the Administrative Agent); provided that any such determination by the Administrative Agent as contemplated hereunder shall be conclusive and binding on the Borrowers and all Lenders, absent manifest error.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of the outstanding Loans and all Commitments, if any, at such time; provided that Defaulting Lenders having Loans or any unused Commitments shall be disregarded in the determination of Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Subordinated Indebtedness of Holdings or any Restricted Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.08(b).

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, other than dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean (a) on or prior to the Exit Facility Conversion Date, each Subsidiary of Holdings and (b) after the Exit Conversion Date, each Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” shall mean the Superpriority Senior Secured Debtor-in-Possession and Exit Revolving Credit Agreement dated as of the date hereof among Holdings, HMH Publishing, the Borrowers, Citibank, N.A., as administrative agent and collateral agent and the other parties thereto.

“Revolving Credit First Lien Collateral” shall have the meaning assigned to such term in the Term Loan/Revolving Facility Intercreditor Agreement.

“Series” shall have the meaning assigned to such term in Section 2.24(a).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing that the Liens securing the Obligations (and any other Indebtedness secured by Liens on the Collateral that are pari passu with the Liens securing the Obligations) rank prior to the Liens securing Indebtedness incurred pursuant to Section 6.01(o), which is intended to be secured by Liens ranking junior to the Liens securing the Obligations.

“Secured Parties” shall mean (i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) each Other Secured Party, (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (vi) the successors and assigns of each of the foregoing.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Term Loan/Revolving Facility Intercreditor Agreement, any Second Lien Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Lender” shall have the meaning assigned to such term in Section 9.04(k).

“Specified Warehouses” shall mean the warehouse owned by HMCo and located at 2700 N. Richard Avenue, Indianapolis, Indiana 46219.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness of a Loan Party that is by its terms subordinated in right of payment to the Obligations. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” or “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 3.08 (other than HMH Intermediate Holdings (Delaware), LLC, the Borrowers, any Unrestricted Subsidiary (but only after the Exit Facility Conversion Date), any Dormant Subsidiary, any Not for Profit Subsidiary and the Subsidiaries that are Foreign Subsidiaries) and each other Restricted Subsidiary that is a Domestic Subsidiary becomes a party to the Guarantee and Collateral Agreement after the Closing Date.

“Superpriority Claim” shall mean a claim against a Loan Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Restricted Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings or any Restricted Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or the Restricted Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of the Term Loan advanced pursuant to a Term Loan Commitment pursuant to Section 2.01.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean each the term loan made available to the Borrowers pursuant to Section 2.01.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder as of the Closing Date, or in the Assignment and Acceptance pursuant to which such Term Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04.

“Term Loan Facility” shall mean the term loan facility provided for by this Agreement.

“Term Loan Maturity Date” shall mean

(a) with respect to the Term Loans,

(i) prior to the Exit Facility Conversion Date, the DIP Facility Maturity Date, and

(ii) following the Exit Facility Conversion Date, the date that is the 6th anniversary of the Closing Date; and

(b) with respect to any New Term Loans, the date set forth in the applicable Incremental Facility Joinder Agreement.

“Term Loan/Revolving Facility Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the date hereof among the Agents, the administrative agent and the collateral agent in respect of the Revolving Credit Agreement, and the other parties thereto, substantially in the form of Exhibit E.

“Thirteen Week Forecast” shall mean, at any time, collectively (a) the forecast delivered pursuant to Section 4.01(g) detailing the Loan Parties’ anticipated weekly cash receipts and disbursements and anticipated weekly cash flow projections, on a Consolidated basis for the Loan Parties, and setting forth the anticipated aggregate maximum amount of utilization of the Commitments for each such week, for the thirteen week period commencing with the week of the Closing Date and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 5.04(n).

“Total Debt” shall mean, at any time, the aggregate principal amount of Indebtedness of Holdings and the Restricted Subsidiaries outstanding at such time; provided that (i) such Indebtedness shall not be included if it would not be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP or to the extent such Indebtedness is Indebtedness under Hedging Agreements and (ii) if such Indebtedness were to be required to be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP, the amount thereof that shall constitute Total Debt shall equal the principal amount outstanding at such time, including any portion of such principal amount outstanding that would not be required to be reflected on a consolidated balance sheet of Holdings in accordance with GAAP at such time as a result of original issue discount.

“Trademarks” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Transactions” shall mean, collectively, (a) the refinancing of the Indebtedness under the Prepetition Receivables Facility, (b) the entering into of the Loan Documents and the “Loan Documents” under and as defined in the Revolving Credit Agreement, (c) the entering into of the Plan Support Agreements, (d) the restructuring transactions contemplated under the Approved Plan of Reorganization and (e) payment of the transaction costs related to the foregoing.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Domestic Cash and Cash Equivalents” shall mean domestic cash and Permitted Investments of Holdings and its Restricted Subsidiaries that are Domestic Subsidiaries, which cash and Permitted Investments are (a) free and clear of all Liens (other than Liens created under the Security Documents, the “Security Documents” (as defined in the Revolving Credit Agreement or any Permitted Refinancing Indebtedness thereof) and Liens of banks permitted under Section 6.02(c) or (r)), (b) not subject to any contractual, regulatory or legal restrictions on the use thereof to repay the Loans and other obligations of any of the Loan Parties or any of their respective Subsidiaries under this Agreement or the other Loan Documents and (c) are held in accounts that are pledged to the Secured Parties pursuant to the Guarantee and Collateral Agreement and subject to one or more control agreements.

“Unrestricted Subsidiary” shall mean a Subsidiary which has been designated as such pursuant to Section 6.15(a) and which has not been re-designated as a Restricted Subsidiary pursuant to Section 6.15(b).

“U.S. Dollars” or “U.S.$” or “$” shall mean the lawful currency of the United States of America.

“U.S. Person” shall mean any “United States Person” within the meaning of Section 7701(a)(30) of the Code and any Person treated as a “domestic corporation” for purposes of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Waterfall” shall have the meaning assigned to such term in the second paragraph of Article VII.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrowers, any Loan Party and the Administrative Agent.

“Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or interest rate “floor” that is greater than any corresponding interest rate “floor” for the Term Loan (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Percentage), or otherwise; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) and (ii) “Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees not generally paid to lenders in connection with such Indebtedness.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions in any Loan Document on the amendment, restatement, supplement or other modification thereof) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI, any other provision hereof or any related definition to eliminate the effect of any material change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such covenant or provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI, any other provision hereof or any related definition for such purpose), regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such covenant or provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change became effective, until either such notice is withdrawn or such covenant or provision is amended in a manner satisfactory to the Borrowers and the Required Lenders. In addition, notwithstanding any other provision contained herein, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date.

SECTION 1.03 Pro Forma Calculations. Unless otherwise provided herein, the Leverage Ratio, Interest Coverage Ratio and the applicable components of the Financial Covenants as of any date shall be calculated based on the most recently completed period of four consecutive fiscal quarters for which financial statements are available, and on a pro forma basis, shall be calculated after giving effect to the Transactions and any acquisition or disposition of assets with a value in excess of $5,000,000, or any incurrence, payment, refinancing, restructuring or retirement of Indebtedness, any designation of any Subsidiary as an Unrestricted Subsidiary and any re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any other applicable transaction for which any calculation herein is required to be made on a pro forma basis, in each case which occurred during the most recently completed period of four consecutive fiscal quarters for which financial statements are available or after the end of such period but on or prior to such date, as though each such transaction had occurred at the beginning of such period, including, without duplication, giving effect to (i) all pro forma adjustments permitted or required by Article 11 of Regulation S X under the Securities Act of 1933, as amended, and (ii) even if inconsistent with preceding clause (i), pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such transaction; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrowing Agent), using, for purposes of making such calculations, the historical financial statements of Holdings and the Restricted Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, had been consummated on the first day of such period. Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrowing Agent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrowing Agent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making a pro forma computation hereunder, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowing Agent may designate.

SECTION 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Term Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Loan Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a (a) single Term Loan to the Borrowers on the Closing Date in a principal amount equal to 98% of the lesser of its Term Loan Commitment and its Pro Rata Percentage of $150,000,000 and (b) a single term loan on any Business Day within two Business Days after the entry of the Final Order in a principal amount equal to 98% of the lesser of its unused Term Loan Commitment and its Pro Rata Percentage of $250,000,000 minus the aggregate amount of the Term Loans funded under Section 2.01(a). Amounts paid or prepaid in respect of the Term Loan may not be reborrowed. It is understood and agreed that the principal amount of the Term Loans owing hereunder (and for all purposes under the Loan Documents) shall be an amount equal to 100% of the applicable Term Lender’s Term Loan Commitment.

SECTION 2.02 Loans and Borrowings.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Term Lenders ratably in accordance with their applicable Term Loan Commitments; provided, however, that the failure of any Term Lender make any Term Loan, shall not in itself relieve any other Term Lender of its obligation to lend hereunder (it being understood, however, that no Term Lender shall be responsible for the failure of any other Term Lender to make any Term Loan required to be made by such other Term Lender. Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than 10 Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., Local Time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03 Borrowing Procedure. In order to request a Term Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03(a) (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class, Type and Series thereof (as applicable) and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees.

(a) Each Borrower agrees to pay to the Administrative Agent, in U.S. Dollars, for its own account, the administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”). Each Borrower also agrees to pay to the Administrative Agent, in U.S. Dollars, for the account of the parties entitled thereto, such other fees as shall be payable under the Fee Letter at the times and in the amounts specified therein (the “Other Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. If and for so long as any Default under Section 7.01(b) or (c) or any Event of Default under Section 7.01(g), (h) or (n) shall have occurred and be continuing (prior to the Exit Facility Conversion Date, without notice, motion or application to, hearing before, or order from the Bankruptcy Court), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest on the Loans or any fees or other amounts owed hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Bankruptcy Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans). Payment or acceptance of the increased rates of interest and fees provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, fax or electronic mail notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by any Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing and (b) any request by any Borrower for a Eurocurrency Borrowing pursuant to Section 2.10 shall be deemed a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Following the making of a Term Loan pursuant to Section 2.01(a), the Term Loan Commitments shall be ratably reduced by an amount equal to such Term Loan and the Term Loan Commitments shall automatically terminate on the second Business Day following the entry of the Final Order.

(b) Upon at least three Business Days’ prior irrevocable written, fax or electronic mail notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments (if any); provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vi) any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrowers request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrowers shall not have given notice in accordance with this Section 2.10 to continue any Eurocurrency Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11 Repayment of Term Borrowings.

(a) Each Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the last Business Day of each March, June, September and December of each year (commencing on the first such date that occurs on or after the Exit Facility Conversion), and on the Term Loan Maturity Date (each such date being called a “Repayment Date”), a principal amount of the Term Loan (as adjusted from time to time pursuant to Sections 2.12 and 2.13(i)) equal to (A) in the case of each such Repayment Date due prior to the Term Loan Maturity Date, an amount equal to 0.25% of the aggregate principal amount of the Term Loan outstanding immediately prior to the first such scheduled Repayment Date and (B) in the case of such payment due on the Term Loan Maturity Date, an amount equal to the then aggregate unpaid principal amount of the Term Loan outstanding, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Payments for the account of the New Term Loan Lenders of any New Term Loans, if any, shall be made in accordance with the applicable Incremental Facility Joinder Agreement for such Series and to the extent not previously paid, an amount equal to the then unpaid principal amount of such Series of New Term Loans shall be due and payable on the Term Loan Maturity Date in respect of such New Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 Optional Prepayment; Prepayment Premium.

(a) Subject to paragraph (d) below, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, (i) in the case of a Eurocurrency Borrowing, upon at least three Business Days’ prior written, fax or electronic mail notice (or telephone notice promptly confirmed by written, fax or electronic mail notice) or (ii) in the case of an ABR Borrowing, upon at least one Business Day’s prior written, fax or electronic mail notice (or telephone notice promptly confirmed by written, fax or electronic mail notice), in each case to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) any prepayment of a Borrowing pursuant to this Section 2.12(a) shall be made on a pro rata basis among the Loans comprising such Borrowing based on the aggregate principal amount of such Loans then outstanding.

(b) [Intentionally omitted.]

(c) Optional prepayments shall be applied to the Class or Series of Loans as specified by the Borrowing Agent and pro rata among the Loans comprising such Class or Series in direct order of maturity thereof;

(d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid and the class or Series of Loan to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein; provided that, a notice of optional prepayment may state that such notice is conditioned upon the receipt of net proceeds from other Indebtedness, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent) on or prior to the fourth Business Day after such notice of optional prepayment is delivered. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty (except as expressly provided in paragraph (b) above). All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(e) Any prepayment of Loans pursuant to this Section 2.12 in connection with a Repricing Event that occurs on or prior to the first anniversary of the Closing Date, shall be accompanied by a prepayment premium such that the aggregate amount of such prepayment shall equal 101% of the principal amount prepaid.

SECTION 2.13 Mandatory Prepayments.

(a) [Intentionally Omitted]

(b) In the event that on or before the 60th day following the entry by the Bankruptcy Court of the Interim Order, the Final Order has not been entered by the Bankruptcy Court, the Borrowers shall prepay all outstanding Loan Document Obligations on such day.

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of a Prepayment Event, the Borrowers shall, within five Business Days after such Net Cash Proceeds are so received, prepay the outstanding Loans in an aggregate principal amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds; provided that, in the case of any Prepayment Event that is an Asset Sale, if the Borrowing Agent shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrowing Agent, on or prior to the date that a prepayment would otherwise be required hereunder if such certificate were not delivered, to the effect that Holdings and the Subsidiaries intend to apply the Net Cash Proceeds from such Asset Sale (or a portion thereof specified in such certificate), within the Reinvestment Period applicable to such Net Cash Proceeds, to acquire real property, equipment or other tangible or intangible assets to be used in the business of Holdings and the Subsidiaries (which real property, equipment or other assets must be assets that become Collateral to the extent that such Net Cash Proceeds are attributable to assets that were Collateral), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such Reinvestment Period, at which time a prepayment shall be required in an aggregate principal amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds that have not been so applied. For purposes hereof, “Reinvestment Period” means, in respect of any Net Cash Proceeds, the period beginning on the date of receipt of such Net Cash Proceeds and ending 180 days thereafter.

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2013, the Borrowers shall prepay the outstanding Loans in an aggregate principal amount equal to the excess, if any, of (i) the Applicable Prepayment Percentage of Excess Cash Flow for such fiscal year over (ii) the aggregate principal amount of the Term Loan prepaid during such fiscal year pursuant to Section 2.12; provided however commencing with the fiscal year ending December 31, 2014, if on the last day of such fiscal year the Leverage Ratio is less than 0.75 to 1.00, then no mandatory prepayment under this Section 2.13(d) shall be required for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or prior to the date that is five Business Days after the date on which financial statements are delivered pursuant to Section 5.04 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event on or prior to the date that is five Business Days after the day that is 90 days after the end of such fiscal year).

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) The Borrowing Agent shall notify the Administrative Agent by telephone (confirmed by fax or electronic mail) of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days (or, in the case of a mandatory prepayment under paragraph (c) or (d), five Business Days) before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day (or, in the case of a mandatory prepayment under paragraph (c) or (d) above, five Business Days) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment under paragraph (c) or (d) above, a reasonably detailed calculation, certified by a Financial Officer of the Borrowers, of the amount of such prepayment; provided that a notice of prepayment may be revoked if such notice states that the prepayment is conditioned upon consummation of a refinancing or other transaction and if the Borrowers notify the Administrative Agent on or prior to the specified prepayment date that such condition has not been satisfied and the notice is revoked. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All mandatory prepayments shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment.

(i) Mandatory prepayments of the outstanding Loans under this Agreement shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 in the direct order of their maturity, unless, in the case of New Term Loans, otherwise provided in the applicable Incremental Facility Joinder Agreement.

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender making or maintaining any Eurocurrency Loan or increase the cost to any Lender or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender, upon demand such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above, with calculations thereof, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e) Notwithstanding anything in this Section to the contrary, this Section 2.14 shall not apply to Taxes which shall be governed exclusively by Section 2.20.

SECTION 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert such a Eurocurrency Loan into an ABR Loan, as the case may be); and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.16 Indemnity. The Borrowers shall indemnify each Lender against any loss or expense (other than any loss of the Applicable Percentage or other profit margin) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor (including pursuant to a required assignment pursuant to Section 2.21(a)), (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such

Loan shall have been given by a Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall be equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 with calculations thereof, shall be delivered to the Borrowers and shall be conclusive absent manifest error. Notwithstanding anything in this Section to the contrary, this Section 2.16 shall not apply to Taxes which shall be governed exclusively by Section 2.20. Failure or delay on the part of any Lender to demand indemnification under this Section 2.16 shall not constitute a waiver of such right to demand such indemnification; provided that the Borrowers shall not be under any obligation to indemnify any Lender under this Section 2.16 for any claim made more than 180 days after the applicable Breakage Event.

SECTION 2.17 Pro Rata Treatment. Except as required under Section 2.12 2.13(i) or 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments of any Series and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Series). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.

The Loan Parties expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Loan Party to such Lender by reason thereof as fully as if such Lender had made a Loan directly to a Borrower in the amount of such participation. The provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement.

SECTION 2.19 Payments.

(a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., Local Time, on the date when due in immediately available U.S. Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its address set forth in Section 9.01. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from such payment by such Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction and withholding of such Tax and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an

Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after receipt of the certificate referred to below, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and any other reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if the Borrower reasonably believes that any such Indemnified Taxes were not correctly or legally asserted by the relevant Governmental Authority, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not result in any additional cost, expense or risk or be otherwise disadvantageous to any of the Administrative Agent, such Lender or such Issuing Bank. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation thereof delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at such other time or times prescribed by applicable law or as reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Foreign Lender shall, to the extent legally entitled to do so, (i) furnish on or before it becomes a party to this Agreement to the Borrowers (with a copy to the Administrative Agent) either (a) two accurate and complete originally executed IRS Form W-8BEN (or successor form) or an accurate and complete IRS Form W-8ECI (or successor form), as applicable, certifying, in either case, such Foreign Lender’s legal entitlement to an exemption from U.S. federal withholding tax with respect to all interest payments hereunder or (b) to the extent the Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (together with a certificate substantially in the form of Exhibit K-1, K-2, K-3 or K-4 (as applicable), if the beneficial owner providing the IRS Form W-8BEN is relying on the so-called portfolio interest exemption), IRS Form W-9 or other certification documents from each beneficial owner, as applicable, and, if applicable further IRS Forms W-8IMY with the accompanying documentation described in this clause (b), and (ii) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) to the Borrowers (with a copy to the Administrative Agent) (a) upon the expiration or obsolescence of any previously delivered form or if the information on such form is or becomes incorrect, (b) at such other time or times prescribed by applicable law, or (c) as reasonably requested by the Borrowers or the Administrative Agent, to reconfirm any complete exemption from U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a statement substantially in the form of Exhibit K-1, K-2, K-3 or K-4 (as applicable), together with a Form W-8BEN. Any Lender that is a U.S. Person shall deliver to the Borrowers (with a copy to the Administrative Agent), (a) on or before the date such Lender becomes a party to this Agreement, (b) upon the expiration or obsolescence of any previously delivered form or if the information on such form is or becomes incorrect, (c) at such other time or times prescribed by applicable law, or (d) as reasonably requested by the Borrowers, two accurate and complete originally executed copies of Internal Revenue Service Form W-9, or any successor form certifying that such Lender is exempt from U.S. backup withholding.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative

Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Borrower pursuant to this Section 2.20, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to such Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund to the Administrative Agent or Lender, as applicable); provided, that a Borrower, upon the request of the Administrative Agent or Lender agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender to the extent the Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other person.

(i) Notwithstanding anything to the contrary in this Agreement, each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document

SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender may be, and the Administrative Agent, require any such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and if such assignment occurs in connection with any consent, modification or amendment that would result in a Repricing Event that occurs prior to the first anniversary of the Closing Date, the prepayment premium that would be payable pursuant to Section 2.12(e) if the Loans of such Lender subject to such assignment had been prepaid by the Borrowers pursuant to Section 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby agrees that, in the event a Borrower exercises its rights under and in accordance with this Section 2.21 to effect a transfer and assignment of such Lender’s interests, rights and obligations under this Agreement (which may be effected without such Lender’s consent or execution and delivery of any Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights or obligations hereunder; provided that (i) the obligations of the Borrowers to such Lender under this Agreement which by their terms survive the termination of this Agreement or the transfer and assignment of the interests of a Lender hereunder and (ii) the obligations of such Lender under Section 9.05 (with respect to unreimbursed expenses or indemnity payments sought before or as a result of such assignment) shall, in each case, survive the Borrowers’ exercise of such rights.

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 Intentionally Deleted.

SECTION 2.23 Refinancing Facilities. Following the Exit Facility Conversion Date, the Borrowing Agent may by written notice to Administrative Agent elect to establish one or more additional tranches of term loans under this Agreement (“Refinancing Facility”) or one or more series of senior unsecured notes or senior secured notes (“Refinancing Notes” and, together with any Refinancing Facilities, “Refinancing Debt”), in each case, to refinance the any or all Series of Loans, in whole or in part, and that will be secured by the Collateral on a pari passu basis with the Obligations or secured by the Collateral by Liens that are junior and subordinated to the Liens thereon securing the Obligations. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Debt shall become effective; provided that:

(a) such Refinancing Debt shall mature no earlier than, and the weighted average life to maturity of such Refinancing Debt shall not be shorter than, the then remaining weighted average life to maturity of the Loans being refinanced;

(b) such Refinancing Facility or Refinancing Notes will have such pricing, premiums and, to the extent not directly and adversely affecting the Lenders of Loans outstanding hereunder (except in the case of any applicable Refinancing Facility) immediately after giving effect to such refinancing, optional prepayment or redemption terms as may be agreed by the Borrowers and the lenders or holders providing such Refinancing Facility or Refinancing Notes;

(c) if necessary the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Facility or Refinancing Notes are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent; and

(d) the Net Cash Proceeds of the Refinancing Facility or Refinancing Notes shall be applied to the repayment of the then outstanding applicable Loans on the date of such incurrence in accordance with Section 2.12.

SECTION 2.24 Incremental Facilities.

(a) The Borrowers may by written notice to the Administrative Agent elect to request prior to the Term Loan Maturity Date, the establishment of term loan commitments under one or more new term loan tranches (any such term loan commitment, a “New Term Loan Commitment”; any Loan made in respect thereof, a “New Term Loan”) in amounts that are (i) not to exceed, in the aggregate for all New Term Loan Commitments, $50,000,000 and (ii) individually not less than $20,000,000 (or any lesser amount that is approved by the Administrative Agent) and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “New Term Loan Date”) on which the Borrowers propose that the New Term Loan Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or Affiliate of a Lender or other Person that is consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) to whom the Borrowers propose any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a portion of such New Term Loan Commitments. Such New Term Loan Commitments, as applicable, shall become effective as of such New Term Loan Date; provided that (1) no Default shall exist on such New Term Loan Date before or after giving effect to such New Term Loan Commitments, as the case may be; (2) such New Term Loan Commitments shall be effected pursuant to one or more Incremental Facility Joinder Agreements executed and delivered by the Loan Parties to the Administrative Agent and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20; (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with such New Term Loan Commitments; (4) the applicable Borrower shall be in pro forma compliance with the Financial Covenants after giving effect to such New Term Loan Commitments and the New Term Loans to be made thereunder and the application of proceeds therefrom as if made and applied on such date; (5) the interest rate for any New Term Loan shall be determined by the Borrowers and the applicable Lender; provided that if the Yield in respect of any New Term Loans exceeds the Yield with respect to the Term Loan by more than 50 basis points, the Applicable Percentage with respect to the Term Loan shall be automatically increased on the New Term Loan Date with respect to the Term Loan so that the Yield for the Term Loan is equal to the Yield with respect to such New Term Loans minus 50 basis points; (6) the final maturity date of any New Term Loans shall be no earlier than the Term Loan Maturity Date; and (7) the Borrowers shall deliver or cause to be delivered any other documents reasonably requested by Administrative Agent in connection with any such transaction. Once any New Term Loan Commitments shall become effective as of their respective New Term Loan Dates in accordance with this Section 2.24(a), extensions of credit may be made thereunder in accordance with the terms of the applicable Incremental Facility Joinder Agreement without any additional conditions thereto; provided that, with respect to each such extension of credit, each of the conditions set forth in Sections 4.02 shall be satisfied. Any New Term Loans made pursuant to New Term Loan Commitments that become effective on a New Term Loan Date, as well as the Term Loans, shall be designated a separate series (a “Series”) of Loans for all purposes of this Agreement.

(b) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrowers’ notice of each New Term Loan Date and in respect thereof the New Term Loan Commitments, the Lenders providing such New Term Loan Commitments and their respective interests therein.

(c) The terms and provisions of the New Term Loans shall be identical to the Term Loan, except as otherwise reasonably satisfactory to the Administrative Agent or explicitly permitted by this Section 2.24.

(d) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Joinder Agreement, this Agreement shall be deemed amended to the extent

(but only to the extent) necessary to reflect the terms of the New Term Loan Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 2.25 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.08 or 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans owed to, all Non-Defaulting Lenders holding Loans of the same Series as the Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of the applicable Series to be held pro rata by the Lenders in accordance with the Commitments of such Series, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.26 Priority and Liens. At all times prior to the Exit Facility Conversion Date,

(a) Each Loan Party hereby covenants, represents and warrants that upon entry of each DIP Order, the Obligations of such Loan Party hereunder and under the Loan Documents:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code and subject to the Carve-Out, shall at all times constitute an allowed Superpriority Claim (excluding any avoidance actions under the Bankruptcy Code (but including any proceeds therefrom));

(ii) pursuant to section 364(c)(2) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by first priority, valid, binding, enforceable and perfected security interests in, and Liens upon, all unencumbered tangible and intangible property of such Loan Party, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (excluding any avoidance actions under the Bankruptcy Code (but including the proceeds therefrom));

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by junior, valid, binding, enforceable and perfected security interests in, and Liens upon, all (A) property of each of the Loan Parties’ estates that, on the Petition Date, was subject to a valid and perfected Lien (other than the Liens securing the Prepetition Indebtedness) or becomes subject to a valid Lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of prepetition claims is expressly permitted under the Bankruptcy Code (the “Permitted Prior Liens”), (B) property of each of the Loan Parties’ estates that is subject to valid rights of setoff, and (C) property of each of the Loan Parties’ estates that is subject to such other Liens as are expressly permitted under Section 6.02(c), (d), (e), (f), (g), (h), (i) or (o) (such Liens described in this clause (C), along with the Permitted Prior Liens, the “DIP Permitted Liens”); provided that the Liens granted under the Loan Documents shall not be subject or subordinate to (1) notwithstanding anything to the contrary in the Loan Documents or the DIP Orders, any DIP Permitted Lien or security interest that is avoided and preserved for the benefit of the Loan Parties and their estates, (2) except as provided in the DIP Orders and the Loan Documents, any Liens arising after the Petition Date including, any Liens or security interests granted in favor of any federal, state municipal or other governmental unit, commission, board or court for any liability of the Loan Parties; or (3) any intercompany or affiliate Liens of the Loan Parties; and

(iv) pursuant to section 364(d)(1) of the Bankruptcy Code and subject only to the Carve-Out and clause (iii) above, shall at all times be secured by first priority, priming, valid, binding, enforceable and perfected security interests in, and Liens upon, all the Prepetition Collateral.

(b) The Secured Parties’ Liens and Superpriority Claim as described in Section 2.26(a) shall have priority over any claims arising under section 506(c) of the Bankruptcy Code, and shall be subject and subordinate only to (i) the Carve-Out and (ii) to the extent provided in the Term Loan/Revolving Facility Intercreditor Agreement, the Liens securing the Obligations under and as defined in the Revolving Credit Agreement in respect of the Revolving Credit Facility First Lien Collateral. Except as set forth herein or in the Term Loan/Revolving Facility Intercreditor Agreement, no other claim having a priority superior to or pari passu with that granted to Secured Parties by the Interim Order and Final Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding.

(c) Except for the Carve-Out, no costs or expenses of administration shall be imposed against Administrative Agent, Lenders, any other Secured Party or any of the Collateral under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and each of the Loan Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Administrative Agent, the Lenders or any other Secured Party.

(d) Except for the Carve-Out, the Superpriority Claims shall at all times be senior to the rights of each Loan Party, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases (if any of the Loan Party’s cases are converted to cases under chapter 7 of the Bankruptcy Code).

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date and on the date of a Term Borrowing in accordance with Section 2.01(b):

SECTION 3.01 Organization; Powers. Each of Holdings and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and, to the extent recognized by the laws of the jurisdiction of its organization, in good standing under the laws of such jurisdiction, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents or permitted Liens that are subject to an Intercreditor Agreement); provided that to the extent made prior to the Exit Facility Conversion Date, the representations and warranties in this Section 3.02(b) relating to indentures, agreements or other instruments described in clause (b)(i)(C) or (b)(ii) above shall be limited to those that remain enforceable under applicable laws after the Petition Date.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party will constitute (to the extent such persons are a party thereto), a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) on or prior to the Exit Facility Conversion Date, applicable approvals by the Bankruptcy Court.

SECTION 3.05 Ad Hoc Creditors’ Committee. The Ad Hoc Creditors’ Committee consists of lenders (and their respective affiliates) holding in excess of 66 2/3% of the outstanding Indebtedness of each class of claims for outstanding Indebtedness of the Borrowers that is impaired under the Approved Plan of Reorganization.

SECTION 3.06 No Material Adverse Change. Since December 31, 2011, except for the Transactions, no event or condition has occurred or existed that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of Holdings and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for (i) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and (ii) where the failure to have such title in the aggregate could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b) Each of Holdings and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except for such noncompliance or ineffectiveness which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Closing Date, neither Holdings nor any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, none of Holdings or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, other than the purchase agreement described in Section 6.05(h).

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, including the correct legal name thereof, the jurisdiction in which each such person is organized or incorporated, the percentage ownership interest (whether direct or indirect) of Holdings therein and whether such Subsidiary is one or more of the following: (i) a subsidiary of HMCo, (ii) a subsidiary of HMHP, or (iii) a Not for Profit Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, Liens permitted by clause (l), (v) or (x) of Section 6.02 and in the case of Liens permitted under Section 6.02(v) or (x), subject to an

Intercreditor Agreement). Each Not for Profit Subsidiary is exempt from United States Federal income taxation under Section 501(a) of the Code, or if any Not for Profit Subsidiary is not so exempt from United States Federal income taxation, then such Not for Profit Subsidiary is a Subsidiary Guarantor in accordance with Section 5.12.

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrowers, threatened in writing against or affecting Holdings or any Restricted Subsidiary, or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of Holdings or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Agreements.

(a) None of Holdings or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of Holdings or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations.

(a) None of Holdings or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12 Investment Company Act. Neither Holdings nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The proceeds of the Term Loan will be used (i) to Refinance the Prepetition Receivables Facility, (ii) for general corporate purposes of the Loan Parties and their Subsidiaries (including payment of fees and expenses in connection with the transactions contemplated hereby) and for costs associated with administration of the Chapter 11 Cases and (iii) to provide certain adequate protection payments, which may include (x) the payment, when due or as soon as practicable thereafter, of all reasonable and documented costs, fees and expenses incurred either prior to or after the Petition Date of the Prepetition Agents and their respective counsels and the Ad Hoc Creditors’ Committee and its advisors (in accordance with the terms of the applicable prepetition engagement letters), in each case, incurred in connection with the Chapter 11 Cases or the transactions contemplated hereby, and (y) the payments in respect of the Indebtedness under the Prepetition Credit Agreement and the Prepetition Notes Indenture aggregate amount of $69,700,000 (such payments in clauses (x) and (y) collectively, the “Adequate Protection Payments”). Notwithstanding anything to the contrary, no portion of the Term Loan, the Collateral (including any cash collateral) or the Carve Out shall be used (i) to challenge the validity, perfection, priority, extent or enforceability of the Loans, any other Obligations or any Liens or security interests securing the Obligations, (ii) to investigate or assert any other claims or causes of action against any Agent or Lender or any other holder of any Obligations or (iii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of any Agent or Lender as set forth in any Loan Document.

SECTION 3.14 Taxes. Each of Holdings and the Restricted Subsidiaries has timely filed or caused to be timely filed all Federal, and all state, local and foreign, tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except (i) taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves or (ii) taxes and tax returns for which the failure to so pay or file, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 No Material Misstatements. None of (a) the Borrowers’ presentation materials to the Lenders dated May, 2012 or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (in each case, when furnished, and taken as a whole) any material misstatement of fact or omitted, omits or will omit (in each case, when furnished, and taken as a whole) to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, exhibit or schedule was based upon or constitutes a forecast or projection or other forward-looking information, the Loan Parties represent only that such information, report, exhibit or schedule was prepared in good faith based upon assumptions that the Loan Parties believed to be reasonable at the time made and at the time such information, report, exhibit or schedule was or is so furnished. It is understood that any forecast, projection or other forward-looking information is not to be viewed as facts and that actual results during the periods covered thereby may differ from projected results.

SECTION 3.16 Employee Benefit Plans.

(a) Each of the Borrowers and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17 Environmental Matters.

(a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by Holdings or the Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Holdings and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent (or its bailee pursuant to the provisions of the Term Loan/Revolving Credit Intercreditor Agreement), the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person (other than the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (other than Patents, Trademarks and Copyrights described in Section 3.19(b)), in each case prior and superior in right to any other person, other than (x) the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and (y) with respect to Liens permitted by Section 6.02 that by operation of law or contract have priority over the Liens securing the Obligations.

(b) Upon the timely recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrowers and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in the

Patents, Trademarks and Copyrights owned by and registered (or subject to an application for registration) in the name of the Loan Parties, and in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior in right to any other person other than the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Trademarks and Patents, Trademark and Patent applications and registered Copyrights and Copyright Applications).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than (x) the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and (y) with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 that by operation of law or contract have priority over the Liens securing the Obligations.

(d) Each Security Document (other than the Guarantee and Collateral Agreement, any short-form security agreement referred to in clause (b) above and the Mortgages) that purports (i) to create a Lien on any Collateral, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable Lien on the Collateral subject thereto and (ii) to create a Guarantee of any of the Obligations, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable Guarantee of the Obligations subject thereto.

SECTION 3.20 Location of Real Property and Leased Premises.

(a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Material Real Property owned by Holdings and the Restricted Subsidiaries and the addresses, record owner and book and estimated fair value thereof. As of the Closing Date, Holdings and the Restricted Subsidiaries have good and marketable fee title to all the real property set forth on Schedule 3.20(a), in each case, free and clear of all Liens other than those Liens permitted under the Loan Documents.

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all Material Real Property leased by Holdings and the Restricted Subsidiaries and the addresses, lessor, lessee and expiration date thereof. Holdings and the Restricted Subsidiaries have valid leases, subleases or licenses in, or rights to use and occupy, all the real property set forth on Schedule 3.20(b), except where such invalidity, inability, and/or limitation on use and occupation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrowers, threatened in writing. The hours worked by and payments made to employees of Holdings and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Restricted Subsidiary is bound.

SECTION 3.22 Solvency. On the Exit Facility Conversion Date, (a) the fair value of the assets of the Loan Parties (taken as a whole), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise (taken as a whole); (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Exit Facility Conversion Date.

SECTION 3.23 No Default. No Default shall have occurred and be continuing.

SECTION 3.24 Intellectual Property. Each of Holdings and the Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business except for those for which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted in writing or is pending by any Person challenging the use by Holdings or any of the Restricted Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Holdings and the Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person, nor has any claim been asserted in writing or is any claim pending with respect to the foregoing, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.25 Existing Indebtedness, Liens and Investments.

(a) Set forth on Schedule 6.01 is a complete and accurate list as of the Closing Date of all Indebtedness for borrowed money (other than Indebtedness in an aggregate amount not exceeding $50,000,000), showing as of the Petition Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(b) Set forth on Schedule 6.02 hereto is a complete and accurate list as of the Closing Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing any Indebtedness for borrowed money (other than Indebtedness in an aggregate amount not exceeding $50,000,000), showing as of the Petition Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(c) Set forth on Schedule 6.04 is a complete and accurate list as of the Closing Date of all Investments (other than Investments in an aggregate amount not exceeding $50,000,000), showing as of the Petition Date the amount and description (including the parties thereto) of each such Investment.

ARTICLE IV

Conditions of Lending

SECTION 4.01 Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make advances to the Borrowers on the Closing Date is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) Each of the Loan Documents and other documentation relating to the Term Loan provided hereunder (except in the case of any documentation to be delivered in accordance with Section 5.14) shall be in form and substance reasonably satisfactory to the Administrative Agent and duly executed and delivered by each of the Loan Parties and other parties thereto.

(b) Administrative Agent shall have received, in respect of each Loan Party,

(i) the notes payable to the order of the Lenders to the extent requested at least three Business Days prior to the Closing Date in accordance with Section 2.04(e);

(ii) copies of each organizational or constitutive document (along with any amendments thereto) certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority (except for any Loan Party organized under California law, whose organizational or constitutive documents may be certified as of an earlier date if a Responsible Officer of such Loan Party delivers to the Administrative Agent a certificate certifying as of the Closing Date there has been no change to such organizational or constitution documents since such earlier date);

(iii) certificate of the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(iv) resolutions of the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, as well as the transactions contemplated hereunder and the commencement of the Chapter 11 Cases, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and

(v) a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto.

(c) The Chapter 11 Cases shall have been commenced by the Debtors, and the Administrative Agent shall be reasonably satisfied with the form and substance of the First Day Orders sought by the Debtors and entered on or prior to the Closing Date (including a cash management order).

(d) The Debtors shall have begun solicitation in respect of the Approved Plan of Reorganization and the Plan Support Agreements shall be in full force and effect.

(e) The Lenders shall have received, on or before the Closing Date, a copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit G-1 (the “Interim Order”), which Interim Order (i) shall approve the Loan Documents and grant the Obligations hereunder the Superpriority Claim status and the Liens described in Section 2.26, (ii) shall authorize extensions of credit in the aggregate amounts of up to $150,000,000 of term loans under this Agreement and up to $250,000,000 of revolving credit loans under the Revolving Credit Agreement, (iii) shall approve the payment by the Borrowers of all of the fees and expenses that are required to be paid hereunder; (iv) shall authorize and direct the Loan Parties to repay in full obligations under the Prepetition Receivables Facility; (v) shall authorize the use by the Loan Parties of any cash collateral in which any Secured Party or any Adequate Protection Party may have an interest (other than cash collateral securing the Prepetition LC Facility); (vi) shall provide for the Adequate Protection Payments and grant customary adequate protection claims and Liens to the Prepetition Secured Parties, which claims and Liens shall be junior to those claims and Liens of the Administrative Agent and the Lenders hereunder, as adequate protection of the Adequate Protection Parties’ interests in the Prepetition Collateral from diminution in value of their collateral resulting from the Loan Parties’ use, sale or lease of the Prepetition Collateral (including cash collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code and the priming Liens described in Section 2.26; (vii) shall be in full force and effect; and (viii) shall not have been vacated, reversed, modified, amended or stayed.

(f) All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Administrative Agent on or before the Closing Date shall have been paid (including fees owed to the Lenders to be paid to the Administrative Agent for the accounts of the Lenders).

(g) The Administrative Agent shall have received and be reasonably satisfied with the Thirteen Week Forecast for the first thirteen week period after the Closing Date.

(h) The Administrative Agent shall be satisfied in its reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the initial extension of credit hereunder, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ debt instruments and other material agreements which, (i) in the case of the debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder after the Petition Date (other than the Prepetition LC Facility) or (ii) in the case of any other subsidiary, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) The Administrative Agent and Lenders and their respective counsel shall have received originally executed copies of a favorable written opinion of Paul Weiss Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, dated as of the Closing Date, addressing such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent.

(j) Since December 31, 2011, there has been no event or occurrence that has had a Material Adverse Effect.

(k) There shall not exist any Material Litigation.

(l) All necessary governmental and third party consents and approvals necessary in connection with the transactions contemplated hereunder and the making of the Term Loan shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no law or regulation (other than the Bankruptcy Code) shall be applicable to the Administrative Agent that prevents the establishment of the Term Loan Facility or the transactions contemplated hereunder.

(m) Each Lender who has requested the same at least three business days prior to the Closing Date shall have received “know your customer” and similar information.

(n) The Prepetition Receivables Facility shall have been and shall be concurrently terminated and repaid in full and the Borrowers shall have delivered duly executed payoff letters and UCC-3 termination statements confirming the release of any and all Liens securing the collateral in respect thereof.

(o) The Term Loan/Revolving Facility Intercreditor Agreement, the Guarantee and Collateral Agreement shall have been duly executed and delivered by each of the applicable Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent and together therewith, the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) Proper uniform commercial code financing statements for all applicable jurisdictions of the Loan Parties as deemed necessary by the Administrative Agent in order to perfect and protect the Liens and security interests created or purported to be created pursuant to the Interim Order and the Security Documents covering the Collateral;

(ii) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties;

(iii) for each Mortgaged Property, evidence as to whether such Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and (ii) if such Mortgaged Property is a Flood Hazard Property, (A) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties; and

(iv) Evidence that, other than those items set forth on Schedule 5.14, such other documents, instruments or actions deemed necessary or advisable by the Administrative Agent to perfect and protect the Liens and security interests (and the first priority thereof with respect to Term Facility First Lien Collateral and the second priority thereof with respect to Revolving Facility First Lien Collateral) created or purported to be created pursuant to the Interim Order and the Guarantee and Collateral Agreement and perfected pursuant to the Interim Order shall have been duly delivered or completed, including, without limitation, the delivery of Uniform Commercial Code financing statements in proper form for filing for all applicable jurisdictions of the Loan Parties and provision having been made for the payment of any fees or taxes required in connection with the filing of such documents, instruments or financing statements

(p) To the extent such items can be delivered on or prior to the Closing Date after the exercise of commercially reasonable efforts, the Administrative Agent shall have received (i) copies of account control agreements to the extent required by this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by all the parties thereto, (ii) copies of Security Documents covering the

Loan Parties’ Intellectual Property, in form and substance reasonably satisfactory to the Administrative Agent and in suitable form for recordation at the United States Patent and Trademark Office and the United States Copyright Office, duly executed by all the parties thereto and (iii) evidence of all insurance required to be maintained pursuant to Section 5.02, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral.

SECTION 4.02 Conditions Precedent to All Term Loan Borrowings. The obligation of each Lender to make advances to the Borrowers in accordance with Section 2.01 is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) The Administrative Agent shall have received a notice of Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct (or true and correct in all material respects, in the case of any such representation or warranty that is not qualified as to materiality) on and as of the date of such Term Borrowing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects, in the case of any such representation or warranty that is not qualified as to materiality) as of such earlier date).

(c) At the time of and immediately after such Term Borrowing, no Default shall have occurred and be continuing.

(d) The making of such Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(e) In the case of the making of Term Loans in accordance with Section 2.01(b), the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any material respect without the written consent of the Required Lenders.

SECTION 4.03 Exit Facility Option. The Lenders hereby grant to the Borrowers an option (the “Exit Facility Option”) to convert the DIP Facility into an Exit Facility (such conversion, the “Exit Facility Conversion”), subject to the terms and conditions of the Loan Documents, on the Exit Facility Conversion Date.

SECTION 4.04 Conditions to Exit Facility Conversion Option. On or prior to the Exit Facility Conversion Date, the obligations of each Lender to extend the maturity of the Term Loan beyond the DIP Facility Maturity Date are subject to the satisfaction, or waiver in accordance with Section 9.08, of the conditions precedent set forth in Section 4.02 and the following conditions precedent:

(a) The Borrowers shall have delivered at least ten Business Days’ prior written notice to the Lenders that the Exit Facility Option will be exercised (which notice may state that the expected date for the Exit Facility Conversion to occur is contingent upon the satisfaction of the conditions contained in Sections 4.04(c) and (d)).

(b) The Exit Facility Conversion Date shall occur no later than the DIP Facility Maturity Date.

(c) The Bankruptcy Court shall have entered a final non-appealable order, reasonably satisfactory to the Administrative Agent, confirming the Approved Plan of Reorganization in accordance with section 1129 of the Bankruptcy Code, which order shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay, shall not have been amended, supplemented or otherwise modified in any manner that could reasonably be expected to materially adversely affect the interests of the Administrative Agent or the Lenders, and shall authorize the Loan Parties to execute, deliver and perform under all Loan Documents and all other documents contemplated hereunder and thereunder (such order, the “Confirmation Order”).

(d) The Approved Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Approved Plan of Reorganization shall have been (or concurrently with the occurrence of Exit Facility Conversion Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals.

(e) Any indebtedness or obligation of any Loan Party and any Liens securing such indebtedness or obligation that are outstanding immediately after the consummation of the Approved Plan of Reorganization shall not exceed the amount contemplated by the Approved Plan of Reorganization.

(f) The Administrative Agent shall have received a customary solvency certificate (after giving effect to the consummation of the Approved Plan of Reorganization), stating that the Loan Parties are solvent on a consolidated basis on the Exit Facility Conversion Date, in form and substance reasonably satisfactory to the Administrative Agent from the chief financial officer of the Borrowers.

(g) The Administrative Agent shall have received a favorable written opinion of Paul Weiss Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, dated as of the Exit Facility Conversion Date, addressing such matters with respect to the Exit Facility Conversion as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Loan Parties shall have delivered to the Administrative Agent evidence that, other than those items that have been delivered or completed prior to the Exit Facility Conversion Date and those that according to Schedule 5.14 are scheduled to be delivered or completed after the Exit Facility Conversion Date, such other documents, instruments or actions deemed necessary or advisable by the Administrative Agent to perfect and protect the Liens and security interests (and the first priority thereof with respect to Term Facility First Lien Collateral and the second priority thereof with respect to Revolving Facility First Lien Collateral) created or purported to be created pursuant to the Interim Order (or after the entry thereof, the Final Order) and the Guarantee and Collateral Agreement shall have been duly delivered or completed, including, without limitation, the items described in clauses (i) through (iii) of Section 4.01(p) and the filing of proper Uniform Commercial Code financing statements for all applicable jurisdictions of the Loan Parties and the payment of any fees or taxes required in connection with the filing of such documents, instruments or financing statements.

(i) The Borrowers shall have paid all outstanding fees and expenses then due and payable in respect of the Term Loan Facility.

(j) To the extent not otherwise included in the Disclosure Statement, the Administrative Agent shall have received a pro forma consolidated balance sheet of Holdings and its Subsidiaries and the most recent monthly and quarterly financial statements ended prior to the Exit Facility Conversion Date for which financial statements are available (it being understood that working capital expenditures will not be required to be included in such financial statements).

(k) The Administrative Agent shall be satisfied that all Prepetition Indebtedness has been paid, redeemed or defeased in full or otherwise satisfied and extinguished, all commitments relating thereto terminated and all Liens relating thereto terminated, (or in the case of Liens on any Foreign Subsidiary’s Equity Interests or assets or guarantees by any Foreign Subsidiary, in each case created pursuant to security documents registered in a jurisdiction other than the United States of America, any State thereof or the District of Columbia, that such Indebtedness and other obligations secured or supported by Liens and guarantees has been paid, redeemed or defeased in full or otherwise satisfied and extinguished) including, without limitation, the Administrative Agent’s receipt of reasonably satisfactory pay-off letters and UCC-3 termination statements.

(l) All necessary governmental and third party consents and approvals necessary in connection with the consummation of the Approved Plan of Reorganization and the transactions in respect of the Exit Facility Conversion shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Administrative Agent that prevents the Exit Facility Conversion or the transactions contemplated hereby.

ARTICLE V

Affirmative Covenants

Each Loan Party party to this Agreement jointly and severally with all of the other Loan Parties, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan

Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05.

(b) Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and Intellectual Property necessary or desirable to the conduct of its business, (ii) comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) maintain and preserve all property useful to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02 Insurance.

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Collateral Agent; and to use commercially reasonable efforts to cause all such policies to provide that neither any Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance similar to that required by Section 4.01(o)(iii) in form and substance reasonably acceptable to the Administrative Agent, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” providing for coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in such amounts (with no greater risk retention) as are customarily maintained by companies of established repute engaged in the same or similar businesses and operating in the same or similar locations, naming the Collateral Agent as an additional insured on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03 Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim (i) so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no material risk of forfeiture of such property or (ii) that is required to be paid and discharged prior to the Exit Facility Conversion Date and that is not permitted to be so paid and discharged under the Bankruptcy Laws prior to the Exit Facility Conversion Date.

SECTION 5.04 Financial Statements, Reports, etc. In the case of the Borrowers, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year Holdings’ consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Restricted Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Restricted Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers or other independent registered public accounting firm of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without “going concern” or like qualifications or exceptions and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided that the financial statements for each such fiscal year shall cover a period of four consecutive fiscal quarters ending on December 31;

(b) within (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year, and (ii) 90 days after the end of the last fiscal quarter of each fiscal year, Holdings’ consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Restricted Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Restricted Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and beginning with the fiscal quarter ending June 30, 2012, comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrowing Agent as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP;

(c) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm (for fiscal years beginning on or after January 1, 2012), and concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrowing Agent opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 (for certificates delivered prior to the Exit Facility Conversion Date) or Section 6.11 (for certificates delivered after the Exit Facility Conversion Date) (any such certificate furnished pursuant to this clause (c), a

“Compliance Certificate”); provided that if there has been any material change in GAAP or in the application of GAAP referred to in Section 1.03, the Compliance Certificate from the Financial Officer shall identify such change and the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, and in any event no later than 45 days after the beginning of each fiscal year of Holdings, a detailed consolidated budget for Holdings and its Restricted Subsidiaries for such fiscal year (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (the “Budget”);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by HMH Holdings or any Restricted Subsidiary (or the IPO Issuer if an Initial Public Offering has occurred) with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f) promptly after the receipt thereof by Holdings or any Restricted Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto to the extent such certified public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of the Borrowers;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly following any request therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, any Borrower or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if any Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, any Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(j) within 45 days after the end of each of the first three fiscal quarter of Holdings and within 90 days after the end of the fourth fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to comparable periods of the previous year;

(k) within 30 days after the end of each of the first 11 fiscal months of each fiscal year occurring prior to the Exit Facility Conversion Date, Holdings’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Restricted Subsidiaries as of the close of such fiscal month and the results of its operations and the operations of such Restricted Subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, and computations of Consolidated EBITDA for the month and the then elapsed portion of the year in reasonable detail, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP for interim financial information, which may not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements;

(l) on and after the Closing Date but prior to the Exit Facility Conversion Date, (i) no later than the third Business Day of each calendar week, and on any other date on which a Borrower may deliver the same to the Bankruptcy Court, (A) commencing with the calendar week starting immediately after the Closing Date, a Budget Variance Report as of the end of the immediately preceding calendar week and (B) a Thirteen Week Forecast setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated forecast for such period and (ii) within 30 days after the end of each fiscal month, and on any other date on which a Borrower may deliver the same to the Bankruptcy Court, an updated DIP Budget covering if such fiscal month ends on or prior to December 31, 2012, each fiscal month during the period from May 1, 2012 through December 31, 2012, or if such fiscal month ends after December 31, 2012, from January 1, 2013 through the DIP Facility Maturity Date.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of Holdings and its consolidated Restricted Subsidiaries by furnishing Holdings’ (or any direct or indirect parent thereof; provided that such parent holds no material assets other than cash and Equity Interests of Holdings or of any direct or indirect parent of Holdings (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision)) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of PriceWaterhouseCoopers or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (a), (b) or (e) of this Section 5.04 may at Holdings or the Borrowers’ election be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of (i) the date on which such documents are electronically delivered to the Administrative Agent for posting if delivered before 5:00 p.m. New York time on a Business Day or otherwise on the following Business Day, (ii) the date on which such documents are posted on Holdings or the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that: upon reasonable written request by the Administrative Agent, Holdings or the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer of any Loan Party becomes aware thereof:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against HMHP or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral.

(a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of Holdings and the Borrowers, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificates or confirming that there has been no change in such information since the date of the Perfection Certificates delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person upon reasonable notice, at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided that unless an Event of Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal year and shall be arranged by one or more Lenders through the Administrative Agent.

(b) Use commercially reasonable efforts to obtain, on or prior to the Exit Facility Conversion Date (or as soon as practicable thereafter), (i) a public corporate rating from (A) S&P or Fitch and (B) Moody’s and (ii) a public credit rating of the Term Loan Facility from (A) S&P or Fitch and (B) Moody’s.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.13.

SECTION 5.09 Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten Business Days after any Responsible Officer of Holdings, any Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of Holdings, any Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of Holdings or the Borrowers setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrowers proposes to take with respect thereto.

SECTION 5.10 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that (A) none of Holdings or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP and (B) solely for purposes of Section 5.11, the Loan Parties shall not be in Default because of a breach of this Section 5.10 unless such breach could reasonably be expected to result in a material environmental liability to Holdings or any Restricted Subsidiary.

SECTION 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Holdings and the Borrowers will cause each subsidiary of HMCo that is a Domestic Subsidiary to become a Subsidiary Guarantor and Guarantee and secure the Obligations by becoming a party to the Guarantee and Collateral Agreement. If any Not for Profit Subsidiary ceases to be exempt from United States Federal income taxation under Section 501(a) of the Code, then Holdings and the Borrowers will cause such Not for Profit Subsidiary to become a Subsidiary Guarantor and Guarantee and secure the Obligations by becoming a party to the Guarantee and Collateral Agreement.

(b) In addition, from and after the Closing Date, Holdings and the Borrowers will cause any subsequently acquired or organized Restricted Subsidiary (other than any Not for Profit Subsidiary so long as it is exempt from United States Federal income taxation under Section 501(a) of the Code, any Foreign Subsidiary that is a subsidiary of Holdings or any Domestic Subsidiary of Holdings which is treated as a Foreign Subsidiary of Holdings for United States federal income tax purposes) to become a Loan Party by executing the Guarantee and Collateral Agreement and/or each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, Holdings and the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of Holdings and the Restricted Subsidiaries (other than any Not for Profit Subsidiary so long as it is exempt from United States Federal income taxation under Section 501(a) of the Code, any Foreign Subsidiary of Holdings and any Domestic Subsidiary of Holdings which is treated as a Foreign Subsidiary of Holdings for United States federal income tax purposes) as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured (i) by substantially all the assets of Holdings and the Restricted Subsidiaries (other than any Foreign Subsidiary or any Domestic Subsidiary of Holdings which is treated as a Foreign Subsidiary of Holdings for United States federal income tax purposes), including real and other properties acquired subsequent to the Closing Date and (ii) in the case of Foreign Subsidiaries that are first-tier Foreign Subsidiaries (or treated as first-tier Foreign Subsidiaries for United States Federal income tax purposes) or any Domestic Subsidiary which is treated as a first-tier Foreign Subsidiary for United States federal income tax purposes, by 66% of the voting stock and 100% of the non-voting stock of such Subsidiary). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and Holdings and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Holdings and the Borrowers agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings and the Borrowers will give prompt notice to the Administrative Agent of the acquisition by Holdings or any of the other Loan Parties of any Material Real Property and will, within 60 days (or such longer period as the Administrative Agent may agree) following the acquisition of such Material Real Property, deliver to the Administrative Agent the items described in Schedule 5.14 as applicable to such Material Real Property, as well as such other items as may be reasonably requested by the Administrative Agent.

SECTION 5.13 [Intentionally Omitted].

SECTION 5.14 Post-Closing Deliveries. Complete and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.14, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (and shall be deemed made by the Borrowers) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.14 (and Schedule 5.14) and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects (and shall be deemed made by the Borrowers) immediately after the actions required to be taken by this Section 5.14 (and Schedule 5.14) have been taken (or were required to be taken).

SECTION 5.15 Milestones. Ensure the satisfaction of the following milestones relating to the Chapter 11 Cases in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders), as well as certain other agreed milestones as such may relate to the Chapter 11 Cases (collectively, the “Milestones” and individually a “Milestone”):

(a) within 5 days following the Petition Date, entry by the Bankruptcy Court of the Interim Order;

(b) within 60 days following the entry by the Bankruptcy Court of the Interim Order, entry by the Bankruptcy Court of the Final Order;

(c) within 90 days following the Petition Date, entry by the Bankruptcy Court of the Confirmation Order; and

(d) no later than 120 days following the Petition Date, the Approved Plan of Reorganization shall be effective.

SECTION 5.16 Chapter 11 Cases. Until the Exit Facility Conversion Date, (a) maintain the effectiveness of, and comply with, any Plan Support Agreement, and use commercially reasonable efforts to obtain Bankruptcy Court’s approval and confirmation of the Approved Plan or Reorganization and the consummation of the transactions therein and (b) if an Event of Default shall have occurred and be continuing, at the request of the Administrative Agent, use of commercially reasonable efforts to consummate a sale of its assets and pay in full the outstanding Obligations and to obtain Bankruptcy Court approval thereof.

ARTICLE VI

Negative Covenants

Each Loan Party party to this Agreement jointly and severally with all of the other Loan Parties covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan Document have been paid in full), unless the Required Lenders shall otherwise consent in writing, neither Holdings nor any Borrower will, nor will they cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created hereunder and under the other Loan Documents and (ii) other Indebtedness existing on the Closing Date that is listed on Schedule 6.01;

(b) intercompany Indebtedness of Holdings and the Restricted Subsidiaries to the extent permitted by Section 6.04(b); provided that such intercompany Indebtedness shall be subordinated to the Obligations;

(c) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business or assets of Holdings or any of the Restricted Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and the Restricted Subsidiaries;

(g) Indebtedness under the Revolving Credit Agreement and any Permitted Refinancing Indebtedness thereof; provided that the aggregate principal amount of Indebtedness permitted under this Section 6.01(g) shall not exceed $300,000,000 (plus, in the case of any such Permitted Refinancing Indebtedness, any fees, commissions and expenses, unpaid accrued interest and premium thereon and underwriting discounts and defeasance costs related to the incurrence thereof) at any time outstanding;

(h) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(i) Indebtedness of Holdings or the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and any extension, renewal or refinancing thereof to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(k) Indebtedness with respect to Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by any Restricted Subsidiary prior to or within 270 days after the acquisition or improvement of the respective asset (whether through the direct purchase of such asset or the Equity Interest of any person owning such asset) permitted under this Agreement in order to finance such acquisition or improvement (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, any such Indebtedness (i) incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed $10,000,000 in the aggregate at any time outstanding, (ii) shall be secured only by the assets acquired or improved in connection with the incurrence of such Indebtedness, and (iii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset, and any Indebtedness that Refinanced such Indebtedness pursuant to the definition of Permitted Refinancing Indebtedness (disregarding clause (v) thereof), in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (k), is not in excess of $50,000,000 outstanding at any time;

(l) Indebtedness of any Restricted Subsidiary supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;

(m) after the Exit Facility Conversion Date, (i) Indebtedness of a Restricted Subsidiary of Holdings acquired after the Closing Date and Indebtedness of a person merged or consolidated with or into a Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Indebtedness that Refinanced such Indebtedness pursuant to the definition of Permitted Refinancing Indebtedness (disregarding clause (v) thereof); provided that (A) the aggregate principal amount of all Indebtedness under this clause (m) shall not at any time outstanding exceed $75,000,000 (plus, in the case of any such Permitted Refinancing Indebtedness, any fees, commissions and expenses, unpaid accrued interest and premium thereon and underwriting discounts and defeasance costs related to the incurrence thereof) and (B) at the time of such acquisition and at the time of the incurrence or assumption of such Indebtedness by a Restricted Subsidiary, on a pro forma basis after giving effect thereto, no Default shall have occurred and be continuing and the Leverage Ratio as of such date shall be no greater than the Leverage Ratio as of the Closing Date;

(n) after the Exit Facility Conversion Date, Indebtedness of Restricted Subsidiaries of Holdings that are not Loan Parties in an aggregate amount at any time outstanding not to exceed $50,000,000;

(o) after the Exit Facility Conversion Date, Permitted Subordinated Indebtedness and other junior Indebtedness in an aggregate principal amount not greater than $100,000,000 at any time outstanding; provided that, (i) both before and after giving effect to the incurrence of any such Indebtedness, on a pro forma basis, no Default shall have occurred and be continuing and the Leverage Ratio as of such date shall be no greater than the Leverage Ratio as of the Closing Date;

(p) [Intentionally Omitted];

(q) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (a) through (p) above;

(r) [Intentionally Omitted];

(s) Guarantees of obligations of third parties to the extent treated as Investments in such third parties (in an amount equal to the aggregate amount of the obligations so Guaranteed) and permitted by Section 6.04;

(t) Any Refinancing Facility or Refinancing Notes of a Loan Party incurred in accordance with Section 2.23;

(u) Indebtedness consisting of Indebtedness issued by any Loan Party to future, current or former officers, managers, directors, consultants and employees of Holdings, its subsidiaries or its direct or indirect parent companies, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in Section 6.06(a)(i); provided that the terms of any such Indebtedness with a principal amount in excess of $2,000,000 shall be approved by the board of directors of Holdings;

(v) Indebtedness with respect to Hedging Agreements permitted under Section 6.04(h); and

(w) Indebtedness in respect of the Prepetition LC Facility (including Indebtedness constituting reimbursement obligations thereunder) with respect to letters of credit outstanding thereunder as of the Exit Facility Conversion Date, in an aggregate amount not to exceed $27,000,000.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Holdings or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) with respect to real property of the Restricted Subsidiaries, covenants, conditions, easements, rights-of-way, restrictions, encroachments, encumbrances and other imperfections or irregularities in title, in each case which were not incurred in connection with and do not secure Indebtedness for borrowed money and do not or will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(f) any interest or title of a lessor or sublessor under any lease of property permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business and Liens on a Specified Warehouse created in connection with a Sale and Lease Back Transaction involving such Specified Warehouse;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) licenses of Patents, Trademarks, Copyrights, trade secrets, service marks, tradenames and any other intellectual property rights granted by Holdings or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the conduct of the business of Holdings or such Restricted Subsidiary;

(k) construction liens arising in the ordinary course of business, including liens for work performed for which payment has not been made, securing obligations that are not due and payable or are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or the relevant Restricted Subsidiary thereof shall have set aside on its books reserves as shall be required by GAAP;

(l) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $5,000,000 in the aggregate, or which are being contested in good faith by appropriate proceedings or for property taxes on property (other than Mortgaged Property or property that, pursuant to the terms hereof, is required to become Mortgaged Property) that Holdings or one of the Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(m) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature made or incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n) zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which were not incurred in connection with and do not secure Indebtedness for borrowed money, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(o) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(k), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Restricted Subsidiary in connection with such acquisition (or construction), and (iv) such security interests do not apply to any other property or assets of Holdings or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements; provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(p) Liens arising out of operating lease or Capital Lease transactions permitted under Section 6.01(k) and transactions permitted by Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(q) Liens securing judgments for the payment of money in an aggregate amount not in excess of $10,000,000 (except to the extent covered by insurance, and the Administrative Agent shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(r) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of Holdings and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries;

(s) any Lien on any property or asset of Holdings or a Restricted Subsidiary securing Indebtedness (including Permitted Refinancing Indebtedness) permitted by Section 6.01(m); provided that such Lien does not apply to any other property or assets of Holdings or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property, it being agreed that such after acquired property shall not include property of Holdings and the Restricted Subsidiaries, other than any such acquired Restricted Subsidiary of Holdings, that would have been included but for such acquisition);

(t) the replacement, extension or renewal of any Lien permitted above; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(u) Liens securing the Refinancing Facility or Refinancing Notes permitted under Section 6.01(t); provided that such Liens are subject an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(v) subject to the Term Loan/Revolving Facility Intercreditor Agreement, the Liens securing Indebtedness permitted by Section 6.01(g);

(w) other Liens not securing Indebtedness for borrowed money with respect to property or assets not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $25,000,000 at any time;

(x) Liens securing Indebtedness permitted under Section 6.01(o), in each case subject to the Second Lien Intercreditor Agreement;

(y) Liens on property or assets of any Foreign Subsidiary securing Indebtedness permitted by Section 6.01;

(z) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business, consistent with past practices and not for speculative purposes;

(aa) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(bb) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of Holdings, any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(cc) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(dd) any Lien (in the form of cash collateral in an amount not to exceed 103% of the face amount of the outstanding letters of credit relating thereto) securing the Prepetition LC Facility (which may rank senior to the Liens created under the Loan Documents with respect to the cash securing the Prepetition LC Facility).

SECTION 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”) unless (a) the sale or transfer of such property is permitted by clause (f) of Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, make or permit to exist any investment or any other interest in, or enter into any Hedging Agreement with, any other person (collectively, “Investments”), except:

(a) Permitted Investments;

(b) Investments as of the Closing Date in Holdings or any Restricted Subsidiary and Investments made after the Closing Date in Holdings or any Restricted Subsidiary; provided that the aggregate amount of Investments made after the Closing Date by Loan Parties in, and Guarantees by Loan Parties of Indebtedness or other obligations of, Restricted Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such Investments) shall not exceed $25,000,000 in any fiscal year; provided that, for purposes of determining compliance with the foregoing annual limitation as of any date, the amount of each Investment made on or prior to such date that is subject to such limitation shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends or other distributions returned to the applicable Loan Party in respect of such Investment prior to the date of determination;

(c) Capital Expenditures;

(d) after the Exit Facility Conversion Date, (i) Loans and advances to officers, directors and employees of Holdings and the Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 in the aggregate (calculated without regard to write-downs or write-offs thereof); provided that any such loans with a principal amount in excess of $2,000,000 shall be approved by the board of directors of Holdings and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) after the Exit Facility Conversion Date, Permitted Acquisitions;

(f) (i) any Investment acquired by a Loan Party (x) in exchange for any other Investment or accounts receivable held by a Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (y) as a result of a foreclosure by a Loan Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (z) as a result of litigation, arbitration or other disputes with Persons who are not Affiliates, (ii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and the Restricted Subsidiaries;

(g) after the Exit Facility Conversion Date, Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding (valued at the time of the making thereof and determined after giving effect to returns representing a return of capital thereon but without regard to any write-offs or write-downs)

(h) Holdings and the Restricted Subsidiaries may enter into and perform their obligations under Hedging Agreements or other derivative instruments entered into in the ordinary course of business and so long as any such Hedging Agreement or other derivative instrument is not speculative in nature;

(i) Investments existing as of the Closing Date and set forth in Schedule 6.04;

(j) Investments arising out of the receipt by Holdings or any Restricted Subsidiary of non-cash consideration with respect to sales of assets permitted under Section 6.05; provided that such consideration (if the stated amount or value thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Guarantee and Collateral Agreement to the extent required thereby;

(k) Investments resulting from pledges and deposits referred to in Section 6.02;

(l) the acquisition, or acquisition by license, of the assets of the Global Scholar Business; provided that at the time of such acquisition, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing and all persons in which Holdings or any Restricted Subsidiary shall hold any Investment as a result of such acquisition shall comply with the applicable provisions of Section 5.12 and the Security Documents;

(m) loans and advances to current and former senior management permitted pursuant to Section 6.07(g);

(n) Investments in the ordinary course of business consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(o) any advances, loans, extensions of credit to suppliers, customers and vendors or other Investments in receivables owing to a Loan Party, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Loan Party deems reasonable under the circumstances;

(p) Investments in Houghton Mifflin PLC in an amount not to exceed £8,000,000 in the aggregate to comply with UK pension regulation requirements; provided, that the Loan Parties will use their best efforts to minimize the amounts of such Investment;

(q) after the Exit Facility Conversion Date, Investments in Restricted Subsidiaries that are not Loan Parties or a series of Investments from one Restricted Subsidiary to another solely to provide a Restricted Subsidiary that is consummating a Permitted Acquisition with funds to pay the consideration in respect thereof in an aggregate amount not to exceed the amount of such consideration; and

(r) Investments in HMH IP Company in the ordinary course of business in respect of operating expenses of HMH IP Company and other expenses incurred by HMH IP Company in connection with the digital development of Intellectual Property owned by the Loan Parties; provided that the amounts of such Investments shall be no more than amounts that would be otherwise payable to an unaffiliated third party providing such digital development services and in the aggregate shall not exceed $100,000,000 in any fiscal year.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of the assets (whether now owned or hereafter acquired) of Holdings or any Restricted Subsidiary or less than all the Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) any Equity Interests in or assets of any other person, except:

(a) purchases or other acquisitions of inventory, materials, equipment or other assets in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of HMH Holdings (other than a Borrower) into (or with) HMH Holdings in which HMH Holdings is the survivor, (ii) the merger, consolidation or amalgamation of any Borrower in a transaction in which such Borrower is the survivor, (iii) the merger, consolidation or amalgamation or consolidation of any Subsidiary (other than any Borrower) into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (ii) and (iii), no person other than the Borrower or the Loan Party receives any consideration, (iv) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its subsidiaries shall have complied with the requirements of Section 5.12;

(c) sales or other dispositions of assets described in clause (i), (ii), (iii) or (iv) of the definition of “Asset Sale”;

(d) after the Exit Facility Conversion Date, pursuant to Permitted Acquisitions;

(e) Investments made in accordance with Section 6.04;

(f) after the Exit Facility Conversion Date, any sale, transfer, lease or other disposition (including any Sale and Lease Back Transactions permitted by Section 6.03) of property; provided that (i) at the time of any such transaction, on a pro forma basis after giving effect thereto, the Borrowers are in compliance with the Financial Covenants at such time, no Event of Default shall have occurred and be continuing, or would result therefrom, and the fair market value of property so sold, transferred, leased or otherwise disposed shall not exceed $40,000,000 in the aggregate in any fiscal year and (ii) the consideration received for such property shall be not less than 75% in cash and in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of HMHP or Holdings); provided further, that no sale of the Equity Interests of any Subsidiary may be made pursuant to this clause (f) except in connection with the sale of all its outstanding Equity Interests that is held by Holdings and any other Subsidiary;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) the sale of the real property located in Bellmawr, New Jersey for fair market value;

(i) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve into another Restricted Subsidiary if the board of directors of Holdings or HMHP determines in good faith that such liquidation or dissolution is in the best interests of Holdings and HMHP and is not materially disadvantageous to the Lenders; and;

(j) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or any part of its assets or business to any other Restricted Subsidiary; provided that such transaction complies with Section 6.04 and Section 6.07.

SECTION 6.06 Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) after the Exit Facility Conversion Date, Holdings may repurchase, or may pay cash dividends or distributions with respect to its Equity Interests so that one or more of its parent holding companies (if any) may repurchase, its own Equity Interests owned by present or former officers or employees of Holdings or the Restricted Subsidiaries or make payments to present or former officers or employees of Holdings or the Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability, retirement or termination of employment of such present or former officers or employees; provided, that the aggregate amount of such Restricted Payments under this clause (i) shall not exceed in any calendar year $2,000,000; provided that any unused amount in any calendar year may be carried forward into any succeeding calendar year (plus the amount of net proceeds received by Holdings during such calendar year from Employee Equity Sales and the amount of net proceeds of any key-man life insurance received during such calendar year); and provided further, that the aggregate amount of such purchases or redemptions that may be made pursuant to this clause (i) shall not exceed $10,000,000 (plus the amount of net proceeds received by Holdings after the date of this Agreement from Employee Equity Sales); (ii) this Section 6.06(a) shall not apply to repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (iii) any Restricted Subsidiary of Holdings may declare and make Restricted Payments to, repurchase its Equity Interests from or make other distributions to Holdings or to any wholly owned Restricted Subsidiary of Holdings (or, in the case of non-wholly owned Restricted Subsidiaries, to Holdings or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings or such Restricted Subsidiary) based on their relative ownership interests; and (iv) after the Exit Facility Conversion Date, Restricted Payments may be made at any time when, on a pro forma basis after giving effect thereto, (x) no Event of Default shall have occurred and be continuing, (y) the Borrowers shall be in pro forma compliance with the Financial Covenants and (z) the Liquidity of Holdings and its Restricted Subsidiaries on a consolidated basis shall be at least $250,000,000.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any Restricted Subsidiary or to Guarantee Indebtedness of Holdings or any Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Loan Document, agreement governing any Indebtedness permitted under Section 6.01(a) or (g) or to the extent such restrictions and conditions do not contravene the Loan Documents, under Section 6.01(m), (n) (with respect to Restricted Subsidiaries that are not Loan Parties), (o) or (p) or a Refinancing Facility or Refinancing Notes permitted under Section 6.01(t), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of, or sale of the assets of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is, or such assets that are, to be sold and such sale is permitted hereunder, (C) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by the Revolving Credit Agreement and other “Loan Documents” defined therein, and (F) the foregoing shall not apply to any Not for Profit Subsidiary.

SECTION 6.07 Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) that Holdings or any Restricted Subsidiary may (i) engage in any of the foregoing transactions upon terms no less favorable to Holdings or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) in the case of a Restricted Subsidiary that is a Loan Party, make an Investment in any Affiliate that provides services to any Borrower or its Restricted Subsidiaries; provided that (x) such Investment is made pursuant to Section 6.04(g) and is permitted thereby, and (y) the board of directors of Holdings determines that such Investment is in the best interests of Holdings and the Restricted Subsidiaries, (b) Restricted Payments permitted by Section 6.06(a), (c) the indemnification of, and the payment of reasonable and customary fees and indemnities to, directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business, (d) Investments permitted by clause (b), (d), (q) or (r) of Section 6.04 and transfers permitted under Section 6.05 of work-in-process and products in the ordinary course of business among Holdings and its Subsidiaries in connection with the digital development of Intellectual Property owned by the Loan Parties, (e) any employment agreement entered into by Holdings or any Restricted Subsidiary in the ordinary course of business, (f) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and approved by the board of directors of Holdings or HMHP, (g) the existence of, or the performance by Holdings, any

Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent with the stockholders of Holdings or any direct or indirect parent of a Borrower (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter, (h) the transactions contemplated by the Approved Plan of Reorganization, (i) payments by Holdings, any Borrower or any Restricted Subsidiary to an Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdings in good faith, (j) transactions with respect to which Holdings, the Borrowers or any Restricted Subsidiary, as the case may be, delivers a letter from an Independent Financial Advisor addressed to the Lenders and the Administrative Agent stating that such transaction is fair to Holdings, the Borrowers or such Restricted Subsidiary from a financial point of view, (k) investments by Affiliates in securities or Indebtedness of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors or their Affiliates in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the aggregate investment by Affiliates constitutes less than 50% of the proposed or outstanding issue amount of such class of securities or Indebtedness; (l) any transaction with an Affiliate in which the consideration paid by Holdings, the Borrowers or any Restricted Subsidiary consists only of Equity Interests of Holdings or any direct or indirect parent company of Holdings, and (m) any merger, consolidation or reorganization of Holdings with an Affiliate of Holdings not materially adverse to the interests of the Lenders and solely for the purpose of (i) reorganizing to facilitate an initial public offering of securities of Holdings or a direct or indirect parent of Holdings, (ii) forming or collapsing a holding company structure or (iii) reincorporating Holdings in a new jurisdiction.

SECTION 6.08 Other Indebtedness and Agreements.

(a) Permit (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness of Holdings or any of the Restricted Subsidiaries is outstanding other than any such waiver, supplement, modification or amendment (A) that does not increase the obligations of the obligor or confer additional rights on the holder of such Subordinated Indebtedness in a manner adverse in any material respect to Holdings, any of the Restricted Subsidiaries or the Lenders or (B) otherwise complies with the definition of “Permitted Refinancing Indebtedness” or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect, except as expressly contemplated by the Approved Plan of Reorganization.

(b) Prior to the Exit Facility Conversion Date, (i) make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions) or from the proceeds of Permitted Refinancing Indebtedness, in respect of, or pay, or commit to pay, or, directly or indirectly (including pursuant to any Synthetic Purchase Agreement), redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness existing at or prior to the commencement of the Chapter 11 Cases or any Indebtedness that is subordinated to the Obligations in either right of payment or lien priority (or Permitted Refinancing Indebtedness in respect thereof), or (ii) pay in cash any amount in respect of any Indebtedness described in clause (i) or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, except in the case of Indebtedness existing at or prior to the commencement of the Chapter 11 Cases, except as expressly provided for in the Approved Plan of Reorganization or pursuant to the First Day Orders or other orders entered by the Bankruptcy Court.

(c) After the Exit Facility Conversion Date, (i) make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions) or from the proceeds of Permitted Refinancing Indebtedness (including any Refinancing Facility or Refinancing Notes), in respect of, or pay, or commit to pay, or, directly or indirectly (including pursuant to any Synthetic Purchase Agreement), redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness (or Permitted Refinancing Indebtedness in respect thereof), or (ii) pay in cash any amount in respect of any Subordinated Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, unless in each case, at the time of any such distribution or payment, on a pro forma basis after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Leverage Ratio shall be less than 0.50:1.0.

SECTION 6.09 Superpriority Claims. Prior to the Exit Facility Conversion Date, incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agents and the Secured Parties against the Loan Parties except with respect to the Carve-Out.

SECTION 6.10 Minimum Consolidated EBITDA. Prior to the Exit Facility Conversion Date, permit Consolidated EBITDA for any twelve-month period, as of the end of each calendar month, to be less than (i) for each month that occurs during the fiscal quarter ending June 30, 2012, $180,000,000, and (ii) for each month that occurs thereafter, $200,000,000.

SECTION 6.11 Financial Covenants Following the Exit Facility Conversion Date.

(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio at the last day of any fiscal quarter set forth below of the Borrowers and their Restricted Subsidiaries on a consolidated basis, in each case if such fiscal quarter is ending after the Exit Facility Conversion Date, to be less than the ratio set forth below for such applicable fiscal quarter end date:

Fiscal Quarter Ending	Interest Coverage Ratio
September 30, 2012 through December 31, 2012	7.00 to 1.00
March 31, 2013 through December 31, 2013	8.00 to 1.00
March 31, 2014 and thereafter	9.00 to 1.00

(b) Maximum Leverage Ratio. Permit the Leverage Ratio, at the last day of any fiscal quarter set forth below of the Borrowers and their Restricted Subsidiaries on a consolidated basis, in each case if such fiscal quarter is ending after the Exit Facility Conversion Date, to be greater than the ratio set forth below for such applicable quarter end date:

Fiscal Quarter Ending	Leverage Ratio
June 30, 2012 through September 30, 2013	2.25 to 1.00
December 31, 2013 and thereafter	2.00 to 1.00

Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrowers fail to comply with the financial covenants contained in this Section 6.11, until the 5th day subsequent to the date on which financial statements are delivered pursuant to Section 5.04(b), Holdings shall have the right to make common equity contributions to the Borrowers (the “Equity Cure Contributions”) with the cash proceeds of common equity contributed to Holdings, which shall be treated on a dollar-for-dollar basis as Consolidated EBITDA solely for the purposes of complying with the financial covenants contained in this Section 6.11; provided that

(i) during any four fiscal period of the Borrowers, there shall be at least two consecutive fiscal quarters where no Equity Cure Contributions are made;

(ii) during the term of this Agreement, no more than five Equity Cure Contributions are permitted;

(iii) the amount of such Equity Cure Contribution shall be no greater than that required to cause the Borrowers to be in compliance with the financial covenants contained in this Section 6.11;

(iv) any reduction in Indebtedness with the proceeds in respect of such Equity Cure Contribution shall be ignored for purposes of determining compliance with the financial covenants set forth in this Section 6.11 for any period to the extent that Consolidated EBITDA for such period is increased as a result of such Equity Cure Contribution;

(v) if, after giving effect to the recalculation of the financial covenant following such Equity Cure Contribution, the Borrowers shall then be in compliance with the financial covenants set forth in this Section 6.11, the Borrower shall be deemed to be in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants contain in this Section 6.11 which had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents; and

(vi) all Equity Cure Contributions shall be ignored for all purposes under this Agreement (other than as set forth in this Section 6.11) including, without limitation, the definition of “Unrestricted Domestic Cash and Cash Equivalents” and the other covenants set forth in Article VI.

SECTION 6.12 Fiscal Year. (a) Without the consent of the Administrative Agent, make or permit any changes in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles or (b) with respect to Holdings and any Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.13 Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

SECTION 6.14 Business of Holdings, Borrowers and Restricted Subsidiaries. (a) Except in the case of Holdings, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto, (b) in the case of Holdings, engage in any business or activity other than the ownership of Equity Interests in its Subsidiaries (and any promissory note issued to it by any Subsidiary, provided that such promissory note is subordinated to the Obligations on terms satisfactory to the Administrative Agent and pledged as Collateral) and activities incidental thereto or own or acquire any assets (other than Equity Interests in its Subsidiaries or any other Loan Party, any such promissory note or any cash or other assets received as a dividend or other distribution in respect of such Equity Interests) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law (including tax liabilities) and other liabilities incidental to its existence and permitted business and activities).

SECTION 6.15 Designation of Unrestricted Subsidiaries and Re-Designation of Restricted Subsidiaries.

(a) Designate any Subsidiary as an Unrestricted Subsidiary unless such designation is made after the Exit Facility Conversion Date by Holdings delivering to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying the resolutions of its board of directors authorizing such designation and the satisfaction of the following conditions: (i) neither such Subsidiary nor any of its Subsidiaries that have been (or concurrently with such designation will be) designated as Unrestricted Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any of its Restricted Subsidiaries, (ii) any Investment in such Subsidiary by Holdings or any of its Restricted Subsidiaries existing at the time of or subsequent to such designation shall be permitted by Section 6.04, (iii) no Event of Default shall have occurred and be continuing or would result therefrom and Holdings shall be in compliance with the Financial Covenants on a pro forma basis and (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) Re-designate any Unrestricted Subsidiary as a Restricted Subsidiary unless such re-designation is made by Holdings delivering to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying the resolutions of its board of directors authorizing such re-designation and certifying that both before and after giving effect to such re-designation, (i) such Unrestricted Subsidiary shall be a wholly owned Subsidiary of the Borrowers, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and Holdings shall be in compliance with the Financial Covenants on a pro forma basis and (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such re-designation, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings and any Borrower), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrowers;

(f) (i) Holdings or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided that prior to the Exit Facility Conversion Date, any such failure to pay any principal or interest by any Debtor or any such event relating to any Material Indebtedness owed by any Debtor, in each case caused by the Chapter 11 Cases, shall not constitute an Event of Default;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Restricted Subsidiary, or of a substantial part of the property or assets of Holdings or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for Holdings or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings or a Restricted Subsidiary or (iii) the winding-up or liquidation of Holdings or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided that prior to the Exit Facility Conversion Date, any such event with respect to any Debtor or any Restricted Subsidiary that is not a Material Subsidiary shall not constitute an Event of Default;

(h) Holdings or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for Holdings or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; provided that prior to the Exit Facility Conversion Date, any such event with respect to any Debtor or any Restricted Subsidiary that is not a Material Subsidiary shall not constitute an Event of Default;

(i) one or more judgments shall be rendered against Holdings, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $35,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement or any other Security Document for any reason shall cease to be in full force and effect (other than in accordance with its terms or the terms of any other Loan Document), or any Loan Party shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement or any of such other Security Documents (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, any other Loan Document or such Security Document) security interest in the securities, assets or properties covered thereby, except (i) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement, (ii) to the extent that any such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy and (iii) to the extent that all such losses of perfection or priority involve Collateral with a fair value aggregating less than $5,000,000;

(m) there shall have occurred a Change in Control; or

(n) prior to the Exit Facility Conversion Date:

(i) the entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) the entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(iii) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(iv) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties;

(v) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iv) above;

(vi) (A) an amendment, supplement or other modification shall have been made to, or a consent or waiver shall have been granted with respect to any departure by any person from the provisions of, the Approved Plan of Reorganization, in each case, that is materially adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents, (B) the Loan Parties shall have commenced or participated in furtherance of any solicitation in respect of a proposed plan or reorganization other than the Approved Plan of Reorganization, (C) the Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof, (D) the Bankruptcy Court shall grant relief that is inconsistent with the Approved Plan of Reorganization in any material respect and that is materially adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents or (E) any of the Loan Parties or any of their affiliates shall file any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with the Approved Plan of Reorganization or any Plan Support Agreement and such motion or pleading has not been withdrawn prior to the earlier of (x) three business days of the Borrowers receiving notice from the Administrative Agent and (y) entry of an order of the Bankruptcy Court approving such motion or pleading;

(vii) the entry of the Final Order shall not have occurred within 60 days after entry of the Interim Order (or such later date as approved by the Required Lenders), or there shall be a breach by any Loan Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Required Lenders;

(viii) the entry of an order in the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order or the commencement of other actions that is materially adverse to the Administrative Agent, the Lenders or their respective rights and remedies under the Term Loan Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents;

(ix) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting a deed in lieu of foreclosure) against any material assets of the Loan Parties in excess of $35,000,000 in the aggregate;

(x) existence of any claims or charges, other than permitted under the Loan Documents, entitled to superpriority under section 364(c)(1) of the Bankruptcy Code pari passu or senior to the DIP Facility, or there shall arise (A) any claim having priority over any or all administrative expenses of the kind specified in section 503(b) or section 507(b) of the Bankruptcy Code (other than the Carve-Out) or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein or in the Interim Order or the Final Order (but only in the event specifically consented to by the Administrative Agent), whichever is then in effect; or

(xi) the Loan Parties or any of their Restricted Subsidiaries, or any Person claiming by or through the Loan Parties any of their Restricted Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders and the Confirmation Order provides that any such suit or proceeding shall be dismissed with prejudice; or

(xii) failure to satisfy any of the Milestones in accordance with the terms relating to such Milestone; or

(xiii) after the entry thereof by the Bankruptcy Court, the Confirmation Order shall cease to be in full force and effect, or any Loan Party shall fail to satisfy in full all obligations under the DIP Facility (or convert the DIP Facility into the Exit Facility) on or prior to the effective date of the Approved Plan of Reorganization or fail to comply in any material respect with the Confirmation Order, or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner that is adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents; or

(xiv) any Plan Support Agreement (A) shall be terminated or breached by any party thereto or shall otherwise cease to be in full force and effect such that, in each case, the Approved Plan of Reorganization is not capable of being confirmed by the Bankruptcy Court, or (B) shall have been amended, supplemented or otherwise modified in any manner that materially adversely affects the interests, rights or remedies of any of the Administrative Agent, the Arranger and the Lenders;

then, and in every such event (other than an event with respect to any event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

After the occurrence and during the continuance of any Event of Default and acceleration of the Loans, all proceeds realized from any Loan Party or on account of any Collateral owned by any Loan Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order (the “Waterfall”):

(i) first, ratably to pay the Obligations in respect of any fees and expenses, indemnities and other amounts (including, without limitation, amounts in respect of any Loans advanced by the Administrative Agent on behalf of a Lender for which the Administrative Agent has not been reimbursed) then due to the Administrative Agent and Collateral Agent, until paid in full;

(ii) second, ratably to pay any expenses, indemnities, and fees then due to the Lenders, until paid in full;

(iii) third, ratably to pay the accrued but unpaid interest and fees in respect of the Loans, until paid in full;

(iv) fourth, ratably to pay (A) the unpaid principal in respect of the Loans and (B) the Other Secured Obligations;

(v) fifth, ratably to pay other Obligations then due, including Other Secured Obligations that are not Other Pari Passu Secured Obligations, until paid in full; and

(vi) sixth, to the Borrowers or such other person entitled thereto under applicable law.

Prior to the Exit Facility Conversion Date, before the application of proceeds in accordance with the Waterfall, funds sufficient to fund the Carve Out will be distributed to the Borrowers to be held in a non-interest bearing account for the benefit of parties claiming under the Carve out, and upon satisfaction of all such claims, any remaining funds shall be returned to the Administrative Agent to be for application in accordance with the Waterfall. Amounts distributed with respect to any Other Secured Obligations shall be the lesser of (x) the maximum Other Secured Obligations last reported to the Administrative Agent and (y) the Other Secured Obligations as calculated by the methodology reported by each applicable Other Secured Party to

Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Other Secured Obligations, and at any time and from time to time may request a reasonably detailed calculation of such amount from the applicable Other Secured Party holding such Other Secured Obligations. If any Other Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is no greater than the maximum amount of the applicable Other Secured Hedge Obligations last reported to Administrative Agent.

ARTICLE VIII

Agents

SECTION 8.01 Authorization and Action.

(a) Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby further irrevocably appoints Citibank, N.A. to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Collateral Agent in this Article VIII with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(c) The provisions of this Article (except Sections 8.07 and 8.11) are solely for the benefit of the Agents, the Collateral Agent and the Lenders, and neither Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except Sections 8.07 and 8.11).

SECTION 8.02 Agent Individually.

(a) The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any of its Subsidiaries or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, each Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Holdings or another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, each Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of such Agent’s Group. None of the Agents nor any member of any Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its activities as a result of the person serving as Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by any Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of any Agent’s Group to any Lender including any such duty that would prevent or restrict any Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03 Duties of Agents; Exculpatory Provisions.

(a) The Agents’ duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and an Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) an Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose any Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) an Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) An Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.08) or (ii) in the absence of its own gross negligence or willful misconduct. An Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default and such event or events.

(c) Neither any Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by any Borrower, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agents.

(d) Nothing in this Agreement or any other Loan Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to an Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

SECTION 8.04 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless an officer of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan and in the case of a Borrowing, such Lender shall not have made available to an Agent such Lender’s ratable portion of such Borrowing. An Agent may consult with legal counsel (who may be counsel for a Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Indemnification.

(a) Each Lender severally agrees to indemnify the Agents (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any action taken or omitted by any Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not promptly reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.

(b) The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse any Agent, but no Lender shall be responsible for the failure of any other Lender to reimburse any Agent. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the promissory notes, if any. Each of the Agents agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Borrowers.

SECTION 8.06 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by such Agent. Any Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of an Agent and each such coagent and sub-agent (including their respective Affiliates in connection with the syndication of the Term Loan Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were such “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07 Resignation of Agent. The Agents may at any time give notice to the Lenders and the Borrowers of its resignation. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent as to which it has resigned, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Term Loan Facility as to which it has resigned (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.08 Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A) the financial condition, status and capitalization of the Borrowers and each other Loan Party;

(B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(D) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.

SECTION 8.10 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

SECTION 8.11 Other Secured Agreements.

(a) The Borrowers and any Other Secured Party may from time to time designate an agreement that otherwise would qualify as an Other Secured Agreement as an Other Secured Agreement upon written notice to the Administrative Agent from the Borrowers and such Other Secured Party, in form reasonably acceptable to the Administrative Agent, which form shall include a description of such Other Secured Agreement, the maximum amount of obligations thereunder which are to constitute Other Secured Obligations (each, a “Designated Amount”); provided that any such Designated Amount of obligations shall constitute Other Secured Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under all other Other Secured Agreements that have been theretofore designated as Other Secured Obligations and that remain in effect, does not exceed in the aggregate $25,000,000.

(b) The Borrowers and each applicable Other Secured Party may increase, decrease or terminate any Designated Amount in respect of each applicable Other Secured Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount and shall be subject to the limitations set forth in Section 8.11(a). No obligations under any Other Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c) No counterparty to an Other Secured Agreement that obtains the benefits of the Waterfall, the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Obligations arising under any Other Secured Agreement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from each applicable counterparty to such Other Secured Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.01(b) and in the proviso to this Section 9.01(a), in an electronic medium and delivered as set forth in Section 9.01(b), if to Holdings or to any Borrower, to the attention of Eric Shuman, Chief Financial Officer, Houghton Mifflin Company, 222 Berkeley Street, Boston, MA 02116, Tel: (617) 351-5200, Fax: (617) 351-3923, Email Eric.Shuman@hmhpub.com, with a copy to William Bayers, Senior Vice-President & General Counsel, Houghton Mifflin Company, 222 Berkeley Street, Boston, MA 02116-3764, Tel: (617) 351-5125, Fax: (617) 351-5014, Email Bill.Bayers@hmhpub.com; if to any Lender who has executed this Agreement on the Closing Date, at its Domestic Lending Office specified opposite its name on the Register; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, (i) in the case of any Borrowing Request and notice of conversion or continuation regarding the Type of any Loan, at the following address: Citibank, N.A., 1615 Brett Road, New Castle, DE 19720, Attn: ABTF Global Loans, Email: glabfunitloansops@citi.com and (ii) in other cases, at the following address: Citibank, N.A., 390 Greenwich St, 1st Floor, New York, NY 10014, Att: Thomas Halsch, Email: thomas.halsch@citi.com; or, as to any Borrower or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to such Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.01(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrowers by the Administrative Agent. All such notices and other communications shall, when mailed, telecopied, or e-mailed, be effective when deposited in the mails, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent and, in the case of notice sent by e-mail, until replied to by such Agent confirming expressly receipt thereof. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or any Loan Document shall be effective as delivery of an original executed counterpart thereof.

(b) Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Credit Event (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Event hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to such Borrower. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS

FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as all Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent and the Borrowers (not to be unreasonably withheld or delayed); provided, however, that (A) the consent of the Borrowers shall not be required to any such assignment (x) made to another Lender or an Affiliate or a Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default and (B) the Borrowers shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof from the Administrative Agent, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class) without the prior written consent of the Administrative Agent; provided that (A) such minimum amount shall be aggregated for two or more simultaneous assignments to or by two or more Related Funds and (B) this clause (ii) shall not apply to assignments to a Lender, an Affiliate of a Lender or a Related Fund, (iii) each such assignment of Commitments and/or Loans shall be of a constant, and not varying, percentage of all the assigning Lender’s rights and obligations under this Agreement in respect of such Lender’s Commitments and/or Loans so assigned, (iv) the parties to each such assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed to by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together, in each case, with a processing and recording fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Term Loan without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by Holdings or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Loan Parties or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and provided such participant complies with Sections 2.20(f) and (g) as if it were a Lender and (iv) the Loan Parties, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing or all or substantially all of the value of the Guarantees under the Security Documents or all or substantially all of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as an agent of a Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and the Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, any Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) No Loan Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) An Affiliate of any of the Loan Parties shall be permitted to be a Lender or an assignee of the Loans and Commitments (such Affiliate, as an assignee of the Loans and Commitments, an “Specified Lender”) to the extent, and only to the extent, and each Specified Lender hereby represents and warrants to and covenants with the Agents and the other Lenders, that (i) each Specified Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Specified Lenders, provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Specified Lender of any payments to which such Specified Lender is entitled under the Loan Documents without such Specified Lender providing its consent, (ii) a Specified Lender shall not take any step or action in a bankruptcy proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Specified Lender’s claim with respect to its Loans (a “Bankruptcy Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Specified Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders, (iii)

with respect to any matter requiring the vote of Lenders during the pendency of a bankruptcy proceeding (including, without limitation, voting on any plan of reorganization), the Loans and Commitments held by such Specified Lender (and any Bankruptcy Claim with respect thereto) shall be deemed to be voted in accordance with clause (i) above, so long as such Specified Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders (the provisions set forth in this clause (iii), and the related provisions set forth in each Assignment and Acceptance with a Specified Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Borrower or a Guarantor has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Loan Party; provided that notwithstanding anything to the contrary herein, each Specified Lender will be entitled to vote in accordance with its sole discretion (and not be deemed to vote in the same proportion as Lenders that are not each Specified Lenders) in connection with any chapter 11 plan to the extent that such plan proposes to treat any obligation under the Loan Documents held by such Specified Lender in a manner that is less favorable to such Specified Lender than the proposed treatment of similar obligations held by Lenders that are not Specified Lenders, (iv) no Specified Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, Collateral Agent, Arranger or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, Collateral Agent, Arranger or any Lender or any communication by or among the Administrative Agent, Collateral Agent, Arranger and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or any Guarantor or any of their representatives, (C) the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (D) to make or bring any claim, in its capacity as Lender, against the Agents with respect to the duties of the duties and obligations of the Agents hereunder, (v) the aggregate principal amount of all Loans held by Specified Lenders shall in no event exceed, as calculated at the time of the consummation of any assignment to any Specified Lender, 20% of the aggregate principal amount of the Loans then outstanding and (vi) the Administrative Agent shall be granted an irrevocable power of attorney, coupled with an interest, from each Loan Party and each Specified Lender to give effect to the foregoing.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrowers and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arranger in connection with the syndication of the Commitments and Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including without limitation, the fees, charges and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent and the Collateral Agent and any other local or foreign counsel for the Administrative Agent or the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender. Expenses payable under this clause shall include, without limitation, as expenses incurred in connection with the protection of the rights of the Administrative Agent, the Collateral Agent, the Arranger or any Lender, the fees, charges and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent. Notwithstanding the foregoing, the Borrowers’ and Holdings’ obligation to reimburse the fees and expenses of outside counsel under this Section 9.05(a) shall be limited to one firm of counsel for the Arranger, the Administrative Agent and the Lenders, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel for such affected party, each such additional retained counsel.

(b) The Borrowers and Holdings agree, jointly and severally, to indemnify each Arranger, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Collateral Agent, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of counsel (which shall be limited to one counsel in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel for such affected party, each such additional retained counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, Holdings or any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, willful misconduct, bad faith or a material breach in bad faith under the Loan Documents of such Indemnitee or Hazardous Materials first Released at any property after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer where such Release is not attributable to a condition existing on or prior to the date of such foreclosure or other transfer or (y) relate to claims between the Lenders that do not involve an act or omission of any Loan Party or any of their Affiliates (other than claims against any Arranger, the Administrative Agent or the Collateral Agent or any of their Affiliates in their capacities, or in fulfilling roles, as such (or any similar roles) in connection with the credit facilities provided for herein) and (B) in the event of any settlement entered into by such Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed); provided, however, that this clause (B) shall not apply to any such settlement that occurs after the Borrowers were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to an Arranger, the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section (and without limiting their obligation to do so), each Lender severally agrees to pay to such Arranger, the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Arranger, the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate amount of the outstanding Term Loan Commitments for all Lenders at the time (or, if there shall be no outstanding Term Loan Commitments at such time, based upon such Lender’s share of the aggregate amount of outstanding unused Term Loan Commitments most recently in effect, giving effect to any subsequent assignments).

(d) To the extent permitted by applicable law, neither Holdings nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of either Arranger, the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f) Notwithstanding the foregoing, this Section 9.05 shall not entitle any Indemnitee to indemnification for Taxes which are specifically covered by Section 2.20.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or Holdings against any of and all the obligations of any Borrower or Holdings now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (AND, TO THE EXTENT APPLICABLE PRIOR TO THE EXIT FACILITY CONVERSION DATE, THE BANKRUPTCY CODE).

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower, or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or Holdings in any case shall entitle any Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party (to the extent such Loan Party is a party thereto), in each case with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) except as provided in Section 2.24, increase or extend the Commitment or decrease or extend the date for payment of any Fees (or any prepayment premium set forth in Section 2.12) of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17 or the sharing of payments provisions of Section 2.18 or the provisions of this Section or release all or substantially all of the value of the Guarantees under the Security Documents or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this

Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, any Loan Document may be amended or modified pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers and each other Loan Party that is a party thereto, without the consent of any of the Lenders, if such amendment or modification is beneficial to the Lenders (or the Lenders holding Loans or Commitments of any Class) and does not adversely affect the rights or obligations of any Lender under any Loan Document.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Collateral Agent any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any of the Loan Parties or their respective properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents (including any actual or prospective pledgee or assignee of a pledge or assignment effected pursuant to Section 9.04(h)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or a Borrower, or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from any Borrower or Holdings and related to any Borrower or Holdings, their Subsidiaries or their or their Subsidiaries’ business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by such Borrower or Holdings; provided that, in the case of Information received from any Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and each Borrower, which information includes the name and address of Holdings and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and each Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18 Joint and Several Liability of the Borrower Group.

(a) In order to induce the Lenders to extend credit hereunder, HMHP, Publishers and HMCo (collectively, the “Borrower Group”) agree that they will be jointly and severally liable for all the Obligations, including the principal of and interest on all Loans made to any Borrower. Each member of the Borrower Group further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound hereunder notwithstanding any such extension or renewal of any Obligation.

(b) Each member of the Borrower Group waives presentment to, demand of payment from and protest to any other member of the Borrower Group of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The Obligations of any Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce or exercise any right or remedy against any member of the Borrower Group under the provisions of this Agreement or otherwise or (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement (other than the payment in full in cash of all the Obligations and except to the extent that such Obligations have been explicitly modified pursuant to an amendment or waiver that has become effective in accordance with Section 9.08).

(c) Each member of the Borrower Group further agrees that its agreement under this Section 9.18 constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by any Lender or the Administrative Agent to any balance of any deposit account or credit on the books of such Lender or the Administrative Agent in favor of any member of the Borrower Group or any other Person.

(d) The obligations of each member of the Borrower Group under this Section 9.18 shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the member of the Borrower Group under this Section 9.18 shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, (ii) any waiver or modification in respect of any thereof, (iii) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of such member of the Borrower Group or otherwise operate as a discharge of such Member of the Borrower Group or any member of the Borrower Group as a matter of law or equity.

(e) Each member of the Borrower Group further agrees that its obligations under this Section 9.18 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any other member of the Borrower Group or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any member of the Borrower Group by virtue of this Section 9.18, upon the failure of any other member of the Borrower Group to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each member of the Borrower Group hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

(g) If by virtue of the provisions set forth herein, any member of the Borrower Group is required to pay and shall pay Obligations of another member of the Borrower Group, all rights of such member of the Borrower Group against such other member of the Borrower Group arising as a result thereof by way of right of subrogation, right of contribution or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations, and any of these rights among members of the Borrower Group shall not be due or paid until all Obligations shall have been paid in full.

SECTION 9.19 Borrowing Agent. Each member of the Borrower Group hereby irrevocably and unconditionally appoints HMHP as borrowing agent (the “Borrowing Agent”) hereunder and under the other Loan Documents to act as agent for each other member of the Borrower Group for all purposes of the Loan Documents, including, as applicable, (A) requesting Loans (including pursuant to Section 2.02 or 2.24 hereof), (B) delivering certificates, (C) receiving and allocating (to the extent permitted in the Loan Documents) the proceeds of the Loans, (D) taking any other action or receiving any communication on behalf of the Borrower Group in connection with the Loan Documents, and (E) taking such other actions and having such other powers as are reasonably incidental thereto. The Borrowing Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. No fees shall be payable to the Borrowing Agent for acting as the Borrowing Agent. In performing its functions and duties under this Agreement and the other Loan Documents, the Borrowing Agent shall act solely as an agent of the members of the Borrower Group. The Administrative Agent and each Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the Borrowing Agent. The Administrative Agent and each Lender also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the Borrowing Agent, and shall not incur any liability for relying thereon. Any oral or written statement, certificate, representation or commitment made, given or delivered by the Borrowing Agent under this Agreement or the other Loan Documents shall be deemed to have been approved by, made, given and delivered on behalf of, and shall bind the members of the Borrower Group, jointly and severally, as fully as if any member of the Borrower Group had made, given or delivered such statement, certificate, representation or commitment. The provisions of this Section 9.19 are solely for the benefit of the Borrowers, the Administrative Agent and Lenders, and no other Person shall have any rights as a third party beneficiary of any of such provisions.

SECTION 9.20 LEGEND. THE ISSUE PRICE, AMOUNT OF OID (IF ANY), ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE BORROWERS AT THE ADDRESS SET FORTH IN SECTION 9.01.

SECTION 9.21 No Fiduciary Duty. The Administrative Agent, Collateral Agent, the Documentation Agent, the Syndication Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of a Borrower. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its Affiliates. Each Borrower acknowledges and agree that (i) the transactions contemplated by the Loan Documents are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (iv) each Borrower has consulted its own legal and financial advisors to the extent deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.22 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Loan Party or any assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowing Agent and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary would cease to be a Loan Party, such Loan Party’s obligations under the Guarantee and Collateral Agreement shall be automatically terminated and the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowing Agent to terminate such Loan Party’s obligations under the Guarantee and Collateral Agreement. In addition, the Administrative Agent and/or the Collateral Agent agrees to take such actions as are reasonably requested by the Borrowing Agent and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan Document have been paid in full, all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or, with the consent of the Issuing Bank in its sole discretion, such Letters of Credit shall have been Cash Collateralized pursuant to arrangements satisfactory to the Issuing

Bank (which arrangements result in the release of the Revolving Credit Lenders from their obligation to make payments in respect of L/C Disbursements pursuant to Section 2.23(d)) and the Administrative Agent and/or Collateral Agent shall have received satisfactory evidence that all Other Secured Obligations either are not due or shall have been paid in full or arrangements with respect thereto reasonably satisfactory to the applicable Other Secured Parties shall have been made (and the applicable Other Secured Parties have notified the Collateral Agent of their consent to terminating such Liens and security interests).

SECTION 9.23 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into each Intercreditor Agreement and the parties hereto acknowledge that each Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the provisions of the Term Loan/Revolving Facility Intercreditor Agreement and each other Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Term Loan/Revolving Facility Intercreditor Agreement and, if applicable, any other Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent, without the consent of any Lender, may enter into one or more written amendments, supplements or modifications, in each case, pursuant to procedures and documentation reasonably required by the Administrative Agent or Collateral Agent, to any Intercreditor Agreement as may be required or permitted under the Loan Documents (i) to add other parties (or any authorized agent or representative thereof or trustee therefor) holding Indebtedness that is incurred in compliance with this Agreement that (A) is secured by Liens on the Collateral permitted under this Agreement, (ii) establish the relative priority of the Liens on the Collateral securing such Indebtedness as specified in this Agreement and (iii) to amend, supplement or modify other provisions of any Intercreditor Agreement to implement any of the foregoing as reasonably acceptable to the Administrative Agent or Collateral Agent. The authority provided to the Administrative Agent and Collateral Agent under this Section 9.23 shall be deemed to constitute the approval and consent of the Lenders with respect to the amendments, supplements and modifications described in this Section 9.23 for purposes of any Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HMH HOLDINGS (DELAWARE), INC.

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC., as a Borrower

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, as a Borrower

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

HMH PUBLISHER LLC, as a Borrower

By:	Houghton Mifflin Harcourt Publisher Inc., its sole member

	By:	/s/ William F. Bayers
		Name:	William F. Bayers
		Title:	Executive Vice President, Secretary and General Counsel

Signature Page to HMH DIP

Term Loan Credit Agreement

ACHIEVE! DATA SOLUTIONS, LLC, as Subsidiary Guarantor

By:	HMH Publisher LLC, its sole member

	By:	Houghton Mifflin Harcourt Publishers Inc., its sole member

	By:	/s/ William F. Bayers
		Name:	William F. Bayers
		Title:	Executive Vice President, Secretary and General Counsel

STECK-VAUGHN PUBLISHING LLC, as Subsidiary Guarantor

By:	HMH Publisher LLC, its sole member

	By:	Houghton Mifflin Harcourt Publishers Inc., its sole member

	By:	/s/ William F. Bayers
		Name:	William F. Bayers
		Title:	Executive Vice President, Secretary and General Counsel

Signature Page to HMH DIP

Term Loan Credit Agreement

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE 3.08 HERETO

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

Signature Page to HMH DIP

Term Loan Credit Agreement

CITIBANK, N.A., as Administrative Agent

By:	/S/ THOMAS M. HALSCH
	Name:	THOMAS M. HALSCH
	Title:	VICE PRESIDENT

CITIBANK, N.A., as Collateral Agent

By:	/S/ THOMAS M. HALSCH
	Name:	THOMAS M. HALSCH
	Title:	VICE PRESIDENT

Signature Page to HMH DIP

Term Loan Credit Agreement

CITIGROUP GLOBAL MARKETS INC., as Lead Arranger and Bookrunner

By:	/s/ Thomas M. Halsch
	Name:	Thomas M. Halsch
	Title:	Director

Signature Page to HMH DIP

Term Loan Credit Agreement

CITIBANK, N.A., as a Lender

By:	/S/ THOMAS M. HALSCH
	Name:	THOMAS M. HALSCH
	Title:	VICE PRESIDENT

Signature Page to HMH DIP

Term Loan Credit Agreement

SCHEDULE 5.14

Post-Closing Deliveries

Following the Closing Date, within

a)	30 days (or such longer period as may be agreed by the Administrative Agent), the Loan Parties shall obtain insurance endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Loan Parties forming part of the Collateral;

b)	60 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent), the Loan Parties shall deliver deeds of trust, trust deeds and, mortgages in substantially the form of Exhibit F hereto (with such changes as may be required to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the Mortgaged Properties (initially, the properties listed on Schedule 1.01(a), duly executed by the appropriate Loan Party, together with:

(i)	Evidence that counterparts of the Mortgages have been submitted for recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first priority and subsisting Lien (subject only to Liens permitted under the Loan Documents) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid;

(ii)	Fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or commitments to issue such policies) (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued by title insurers acceptable to the Administrative Agent, such amount not to exceed 115% of the fair market value of the applicable Mortgaged Property as reasonably determined by the Loan Parties and agreed to by the Administrative Agent in its reasonable discretion, insuring the Mortgages covering the Mortgaged Properties to be valid first priority and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens, if applicable) as the Administrative Agent may reasonably deem necessary or desirable;

(iii)

(x) an existing survey and an affidavit of “no change” sufficient to cause the title company issuing the Mortgage Policies to delete a standard survey exception from such Mortgage Policies or (y) American Land Title Association/American Congress on Surveying and Mapping form surveys covering the Mortgaged Properties, for which necessary fees (where applicable) have been paid, and dated no more than the date that is 60 days after the Closing Date (or such later date as may be agreed by the

Administrative Agent), certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably acceptable to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects permitted under the Loan Documents or otherwise acceptable to the Administrative Agent;

(iv)	evidence of the insurance required by the terms of the Mortgages;

(v)	evidence that all other action that the Administrative Agent may deem necessary or desirable, in its reasonable discretion, in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(vi)	favorable opinions of local counsel for the Loan Parties (1) in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of all Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent and (2) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent;

c)	60 days (or such longer period as may be agreed by the Administrative Agent), the Loan Parties shall deliver intellectual property security agreements with respect to their Patents, Trademarks and Copyrights that are registered or subject to an application for registration, in the United States Patent and Trademark Office or the United States Copyright Office, in suitable form for filing and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

d)	15 business days (or such longer period as may be agreed by the Administrative Agent), each of the Loan Parties organized under the laws of California shall deliver organizational or constitutive documents (and any amendments thereto) certified as of the Closing Date by the appropriate Governmental Authority.

Following the Exit Facility Conversion Date, within:

a)	10 days (or such longer period as may be agreed by the Administrative Agent), the Borrowers shall deliver (i) stock certificates, if any, representing the Pledged Stock (as defined in and listed on Schedule II to the Guarantee and Collateral Agreement) accompanied by undated stock powers executed in blank and instruments evidencing Pledged Debt Securities (as defined in and listed on Schedule II to the Guarantee and Collateral Agreement) and (ii) evidence of termination of all Liens or guarantees created pursuant to security documents in respect of Prepetition Indebtedness and registered in a jurisdiction other than the United States of America, any State thereof or the District of Columbia; and

b)	60 days (or such longer period as may be agreed by the Administrative Agent), the Loan Parties shall, with respect to all lockboxes and deposit accounts and bank or securities accounts of each Loan Party (other than Excluded Accounts and those maintained with the Collateral Agent), obtain and deliver to the Administrative Agent, account control agreements in form and substance reasonably satisfactory to the Administrative Agent;